EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

ASURION, LLC

and

ENJOY TECHNOLOGY, INC.,

ENJOY TECHNOLOGY OPERATING CORP.,

and

ENJOY TECHNOLOGY LLC

dated as of

July 25, 2022

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		2
1.1	Purchase and Sale of the Transferred Assets	2
1.2	Assumption/Rejection of Certain Contracts	6

ARTICLE II BANKRUPTCY COURT APPROVAL AND OTHER MATTERS		8
2.1	Stalking Horse Bidder and Sale Process	8
2.2	Bankruptcy Court Matters	8
2.3	Entry of Order Approving Sale	9
2.4	Certain Bankruptcy Undertakings by Sellers	10
2.5	Break-Up Fee and Expense Reimbursement	10

ARTICLE III INSTRUMENTS OF TRANSFER AND ASSUMPTION		11
3.1	Transfer Documents	11

ARTICLE IV CONSIDERATION; ALLOCATION		11
4.1	Consideration	11
4.2	Allocation	11
4.3	Customer Holdback	12
4.4	No Good Faith Deposit	12

ARTICLE V CLOSING		12
5.1	Closing Date	12

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLERS		12
6.1	Organization, Qualification and Authority	13
6.2	Authorization, Execution and Delivery of Agreement and Transaction Documents	13
6.3	Title to and Condition of Assets	13
6.4	Legal Proceedings	14
6.5	Real Property	14
6.6	No Violation of Laws or Agreements	15
6.7	Employee Benefits; ERISA Matters; Employees and Independent Contractors	15
6.8	Financial Statements	15
6.9	Absence of Certain Changes	16
6.10	Contracts	18
6.11	Customers; Suppliers	18
6.12	Intellectual Property; Privacy	19
6.13	Labor Matters	22
6.14	Environmental Matters	22
6.15	Compliance with Laws	23
6.16	Prepaid Expenses; Deferred Revenue	23
6.17	Brokers	23
6.18	Permits	23
6.19	Insurance	23
6.20	Telephone Numbers and Internet Connections	23

i

6.21	Taxes; Tax Returns	24
6.22	Undisclosed Liabilities	24

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER		24
7.1	Organization, Qualification and Authority	24
7.2	Authorization, Execution and Delivery of Agreement and Transaction Documents	24
7.3	Brokers	24
7.4	No Violation of Laws or Agreements	25

ARTICLE VIII COVENANTS AND AGREEMENTS		25
8.1	Conduct of Business	25
8.2	Mutual Covenants	26
8.3	Notification of Certain Matters	27
8.4	Access to Information	27
8.5	Public Announcement	27
8.6	Taxes	28
8.7	Employees	28
8.8	Further Assurances; Post-Closing Access	29
8.9	Confidentiality	29
8.10	No Survival of Representations and Warranties	29
8.11	Communications and Activities with Customers and Suppliers	30
8.12	Treatment of Contracts	30
8.13	Transfer of Acquired Assets	30
8.14	Inventory	30
8.15	Change of Name	31

ARTICLE IX CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		31
9.1	Accuracy of Representations and Warranties; Performance of this Agreement	31
9.2	Officer’s Certificate	31
9.3	Transfer, Assignment and Assumption Documents	31
9.4	Data Room	31
9.5	Bankruptcy Matters	31
9.6	Winning Bidder	31
9.7	Required Consents	31
9.8	HSR Filings	31
9.9	AT&T Contract	32
9.10	Financing	32
9.11	Key Employee Agreements	32
9.12	Other Employee Hires	32
9.13	Accrued Compensation and Benefits	32
9.14	No Material Adverse Effect	32
9.15	Lease Obligation	32
9.16	Payment of Fees and Expenses	32

ii

ARTICLE X CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		32
10.1	Accuracy of Representations and Warranties; Performance of this Agreement	33
10.2	Officer’s Certificate	33
10.3	Transfer, Assignment and Assumption Documents	33
10.4	Bankruptcy Matters	33
10.5	Winning Bidder	33
10.6	HSR Filings	33

ARTICLE XI TERMINATION		33
11.1	Breaches and Defaults; Opportunity to Cure	33
11.2	Termination	33

ARTICLE XII MISCELLANEOUS		34
12.1	Notices	34
12.2	Expenses	35
12.3	Governing Law	35
12.4	Assignment	35
12.5	Successors and Assigns	35
12.6	Amendments; Waivers	36
12.7	Entire Agreement	36
12.8	Counterparts	36
12.9	Severability	36
12.10	Section Headings	36
12.11	Interpretation	36
12.12	Third Parties	36
12.13	Specific Performance	36
12.14	Disclosure Schedule and Exhibits	37
12.15	Release	37
12.16	Definitions	38

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2022 by and between Asurion, LLC, a Delaware limited liability company (“Buyer”), and Enjoy Technology, Inc., a Delaware corporation (“Enjoy”), Enjoy Technology Operating Corp., a Delaware corporation (“Enjoy Operating”) and Enjoy Technology LLC, a Delaware limited liability company (“Enjoy LLC” and, together with Enjoy and Enjoy Operating, each a “Seller” and, collectively, “Sellers”). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 12.16.

WHEREAS, on June 30, 2022, each Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and the cases arising under each such petition, collectively, the “Voluntary Bankruptcy Cases”);

WHEREAS, Sellers are engaged, among other things, in the business of providing services in connection with, and in support of, the AT&T Contract to bring products, services and subscriptions directly to consumers and, in connection therewith, the development of proprietary intellectual property relating thereto, inventory management, and owning, operating and managing a network of “mobile stores”, including both leased physical locations and a fleet of leased vehicles, with significant inventory on consignment and trained personnel to bring retail store experiences directly to the consumer (the “Business”);

WHEREAS, Sellers desire to sell, transfer, convey, assign and deliver to Buyer, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Transferred Assets, free and clear of all Liens, together with the Assumed Liabilities of Sellers, upon the terms and subject to the conditions set forth in the Agreement (collectively with the transactions contemplated by this Agreement and the other Transaction Documents, the “Transaction”);

WHEREAS, Buyer wishes to purchase and take delivery of the Transferred Assets and assume the Assumed Liabilities upon such terms and subject to such conditions;

WHEREAS, the Transferred Assets will be sold pursuant to the Sale Order under Sections 363 and 365 of the Bankruptcy Code;

WHEREAS, certain of the obligations of Sellers under this Agreement are conditioned upon the approval of the Bankruptcy Court in accordance with Article II;

WHEREAS, on or prior to the date hereof, Buyer has entered into the Key Employee Agreements with the Key Employees to be effective as of the Closing; and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the Transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Transferred Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(b), at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer (or its designee, which Buyer shall specify in the Bill of Sale(s) or Trademark Assignment Agreement(s), as applicable), and Buyer (or its designee) shall purchase, acquire and take assignment and delivery from Sellers, all of Sellers’ rights, title and interest in, to and under (i) the Sellers-Owned Intellectual Property, whether or not used in or held for use in the Business, and (ii) all other assets, properties and rights (contractual or otherwise) owned by Sellers and relating to, used in or held for use in connection with the Business, including supporting the performance of the AT&T Contract, excluding only the Excluded Assets (collectively, the “Transferred Assets”). Without limiting the foregoing, the Transferred Assets shall include all of Sellers’ right, title and interest in, to and under the following:

(i) all accounts receivable of Sellers derived from the operations of or otherwise related to the Business;

(ii) all tangible personal property of every kind, including inventory (including each Seller’s rights with respect to all inventory or other assets held on consignment, including the right to possession thereof), supplies, equipment, furniture (including couches, tables, chairs, storage equipment, rolling racks and other similar items), computers, tablets, telephones (including iPhones and other cellular devices), electronic and networking hardware (including servers, routers and switches), televisions and other audio/video equipment, appliances, office and warehouse equipment and apparatuses, machinery and any other tangible personal property located at or in (and improvements and additions related thereto) any Leased Real Property or leased vehicle (“Tangible Personal Property”) and any warranty or claims associated therewith;

(iii) subject to Section 1.2, all Contracts and Leases of Sellers set forth on Section 1.1(a)(iii) of the Disclosure Schedule (the “Assumed Contracts”), which Section 1.1(a)(iii) of the Disclosure Schedule may be updated by Buyer pursuant to Section 1.2, and all rights and interests of Sellers (but not their respective obligations) in, to and under any confidentiality, non-solicitation, non-competition or invention assignment agreements (but not employment agreements) signed by former or current employees of any Seller and other parties in favor of any Seller or its predecessors;

(iv) all Permits transferable to Buyer pursuant to their terms and in accordance with applicable Laws;

(v) all Intellectual Property owned by any Seller and all other Intellectual Property used or held for use in the Business, including (i) the name “Enjoy” and all related names and derivations, and all trademarks, service marks, tradenames and other Intellectual Property rights associated therewith, (ii) Domain Names (including www.enjoy.com and any other domain names owned, used or held for use by any Seller or otherwise associated with the Business), (iii) websites and web pages, and all content thereof or associated therewith, including located at or under the Domain Names described in the foregoing clause (ii) (collectively, the “Websites”) (including, without limitation, (A) web pages, support files and related information and data associated with the Websites; (B) any and all Software, text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps, documentation, audio files, video files, log files or customer data; (C) all content that has appeared in any past or present editions of the Websites, whether archived on the Websites or otherwise; (D) all e-mail databases, and (E) the operation, concepts, look and feel of the Websites, the foregoing Website materials and business ideas associated with the Business), (iv) all Software and other information technology, including Sellers-Owned Software; (v) e-mail addresses, telephone, fax and pager numbers owned, used or held for use by any Seller or otherwise in connection with the Business, (vi) all training, marketing and other client or customer-facing material prepared by, for or in connection with the Business, (vii) all Registered Intellectual Property; and (viii) all Licensed Intellectual Property used in, held for use or related to the Business and all documentary evidence thereof (including records, files, computer tapes or disks, or other media on or in which the same may be evidenced or documented);

(vi) all books and records relating to the Transferred Assets or the Business, including customer or client lists, historical customer data, files, documentation and other records and such records required to be maintained pursuant to the AT&T Contract (including Section 4.9 thereof); provided, however, that Sellers shall have the right to reasonable access to such books and records acquired by Buyer in order to administer their bankruptcy estates;

(vii) all claims, indemnities, warranties, guarantees, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) related to the Transferred Assets or the Business (other than those constituting the Excluded Assets) and all rights to enforce, in the name and on behalf of itself and each Seller and its predecessors, and interests of Sellers in, the provisions of any Contract not constituting an Assumed Contract, which is signed by a former or current employee of any Seller or other parties in favor of any Seller or its predecessors, protecting the confidential or proprietary information of any Seller or its predecessors, prohibiting or restricting any solicitation or interference with any employee, customer or other business relation of, or any activities that are competitive with, any Seller or its predecessors or the Business, or otherwise providing for the assignment of Intellectual Property created at the direction of or used or held for use in connection with the Business (or similar protective covenants with respect to any such Intellectual Property), and all rights in favor of any Seller or its predecessors under any other Contracts related to the Business as it relates to the Transferred Assets;

(viii) all deposits and prepayments held by third parties pursuant to any Assumed Contract;

(ix) all Sellers’ rights to telephone number(s), email addresses and websites used by Sellers in connection with the Business;

(x) all rights of Sellers to receive insurance proceeds to the extent that such proceeds are paid after Closing to reimburse Sellers for damages or losses which occurred on or before the Closing Date to any Transferred Assets;

(xi) the bank accounts of Sellers listed on Section 1.1(a)(xi) of the Disclosure Schedule (the “Transferred Bank Accounts”) (which Section 1.1(a)(xi) of the Disclosure Schedule may be updated by Buyer prior to Closing in its sole and absolute discretion), but expressly excluding any cash in the Transferred Bank Accounts and any Closing Cash Consideration except to the extent necessary to cover checks issued by Sellers prior to the Closing and any other payments in process that have not yet cleared as of the Closing Date;

(xii) except as provided in Section 1.1(b), all claims and actions of Sellers arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code (“Avoidance Claims”); and

(xiii) other than any Excluded Assets, all other assets, properties or rights of every kind and description of Sellers, wherever located, whether real, personal or mixed, tangible or intangible, including all goodwill of Sellers as a going concern and all other intangible property of Sellers, in each case, relating to, used in or held for use in connection with the Business, including supporting the performance of the AT&T Contract.

In accordance with Section 1.2(b), Buyer may, in its sole discretion and by written notice to Sellers, designate any of the Transferred Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Transferred Assets so designated. Buyer acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Transferred Assets as Excluded Assets pursuant to the operation of this paragraph. Notwithstanding any other provision hereof to the contrary, the Liabilities of Sellers under or related to any Transferred Asset designated as an Excluded Asset pursuant to this paragraph will constitute Excluded Liabilities.

(b) Excluded Assets. Notwithstanding anything to the contrary herein, the following assets and properties of, or in the possession of, Sellers (collectively, the “Excluded Assets”) shall be retained by Sellers and shall be excluded from the Transferred Assets prior to the Closing notwithstanding any other provision of this Agreement:

(i) the Closing Cash Consideration;

(ii) all cash and cash equivalents held by Sellers other than as set forth in Section 1.1(a)(xi);

(iii) any Permits that are not transferable pursuant to their terms and in accordance with applicable Laws;

(iv) all Contracts and Leases that are not Assumed Contracts including, without limitation, the Contracts and Leases set forth on Section 1.1(b)(iv) of the Disclosure Schedule (the “Excluded Contracts”) (and all deposits thereto), which Section 1.1(b)(iv) of the Disclosure Schedule may be updated by Buyer pursuant to Section 1.2;

(v) any of the following books and records: corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records (other than personnel files of the Transferred Employees) and any other books and records that Sellers are prohibited from disclosing or transferring to Buyer under applicable Law or are required by applicable Law to retain;

(vi) except as set forth in Section 1.1(a)(x), all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder, including, without limitation, Directors & Officers insurance;

(vii) all Tax assets (including any Tax attributes, duty and Tax refunds and prepayments) of Sellers or any Affiliates of Sellers;

(viii) equity securities or other ownership interests of any of the Sellers (or any of their respective Subsidiaries or Affiliates);

(ix) any adequate assurance deposit under Section 366 of the Bankruptcy Code;

(x) all interests of Sellers under the Transaction Documents;

(xi) all Employee Plans;

(xii) (A) all records and reports prepared or received by Sellers or any of their Affiliates in connection with the Transactions contemplated by this Agreement, including all analyses relating to the Transactions contemplated by this Agreement or Buyer so prepared and received, (B) all bids and expressions of interest received from third parties with respect thereto, with respect to or related to the transactions contemplated thereby and (C) all privileged communications between Sellers and any of their advisors or representatives;

(xiii) All claims and causes of action, if any, against any current or former equity holder, any Seller or Affiliate of Seller, or any director, officer, Insider, auditor, insurer, accountant or other retained professional of Sellers; and

(xiv) any other assets, properties and rights set forth on Section 1.1(b)(xiii) of the Disclosure Schedule.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(d), as partial consideration for the Transferred Assets, Buyer shall, effective at the time of the Closing, assume and thereafter pay, discharge and perform in accordance with their terms, Liabilities of Sellers pursuant to the Assumed Contracts to the extent first arising and accruing (and relating to periods) after the Closing (which shall not include Liabilities of the nature described in clauses (i) through (x) of Section 1.1(d)) (the “Assumed Liabilities”).

(d) Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume or be bound by or be obligated or responsible for any duties, responsibilities, commitments, expenses, obligations or other Liabilities of Sellers or relating to the Business or the Transferred Assets (or which may be asserted against or imposed upon Buyer as a successor or transferee of Sellers, as an acquirer of the Transferred Assets or as a matter of Law) of any kind or nature, fixed or contingent, known or unknown, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”) and, without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) any Liability for (A) any Taxes arising out of the ownership of the Transferred Assets or the operation of the Business attributable to any period prior to the Closing, including withholding, payroll, social security, workers compensation, unemployment, disability and other similar Taxes with respect to wages or other compensation of an employee or other service provider, (B) any Taxes attributable to any Excluded Asset, (C) any sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or excise taxes (if any), resulting from the consummation of the Transaction contemplated by this Agreement (“Transfer Taxes”) and (D) any other Taxes owed by Sellers;

(ii) any Liability of Sellers under any Contract or otherwise to the extent arising, accruing or relating to periods prior to the Closing;

(iii) any Liability of Sellers relating to and arising from Sellers’ operation of the Business or the Transferred Assets prior to the Closing, including, without limitation, accrued compensation, employee expenses and benefits of Employees;

(iv) any Liability of Sellers arising out of or resulting from their compliance or noncompliance with any Law or breach or default under any Contract;

(v) any Liability of Sellers arising out of or related to any Legal Proceeding against it and that was asserted on or prior to, or that relates to any time prior to, the Closing Date;

(vi) any Liability of Sellers arising under or in connection with any Employee Plans of, or maintained or required to be maintained, by Sellers;

(vii) any Liability of Sellers to pay any fees or commission to any broker or finder in connection with the Transactions contemplated by this Agreement;

(viii) all Liabilities related to any current or former employee of Sellers (other than, for the avoidance of doubt, Liabilities of Buyer related to the Transferred Employees arising on or after the later of the Closing and the date such Transferred Employee becomes employed by Buyer);

(ix) any Liability to the extent relating to any Excluded Asset or that is not an Assumed Liability; and

(x) any Liability not expressly assumed by Buyer in this Agreement.

(e) Cure Costs. The Assumed Contracts shall be assumed by Sellers and assigned to Buyer in accordance with the requirements of Section 365 of the Bankruptcy Code, and Seller shall be obligated to pay, from the Purchase Price on the Closing Date pursuant to Section 4.1, all amounts needed to cure any defaults to the extent such defaults are required to be cured and such cure amounts are required to be paid as a condition to assumption and assignment of any such Assumed Contracts (the “Cure Costs”); provided, that if Buyer determines that Sellers cannot or will not satisfy any such Cure Costs at or prior to the Closing, then Buyer may terminate this Agreement in accordance with Section 11.2(g).

(f) Tax Withholding. Except as otherwise provided in the Sale Order, Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is reasonably required to deduct and withhold under any provision of Law with respect to Taxes, as determined in good faith; provided that Buyer shall provide reasonable advance notice to Sellers of any such required deduction and withholding and shall cooperate with Seller to minimize (and, to the extent possible, eliminate) any such required deduction and withholding. All such withheld amounts that are properly remitted to the appropriate Governmental Entity shall be treated as delivered to Sellers hereunder.

1.2 Assumption/Rejection of Certain Contracts.

(a) Assumption and Assignment of Executory Contracts. Section 1.2(a) of the Disclosure Schedule sets forth a list of all executory Contracts (including all Leases with respect to Leased Real Property) to which, to the Knowledge of Sellers, one or more Sellers are party or to which any of their assets are bound and which relate to, are used in or are held for use in connection with the Business. From time to time as requested by Buyer, and no later than three days prior to the Closing, Sellers shall update Section 1.2(a) of the Disclosure Schedule. Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases that are

Assumed Contracts and take all other actions necessary or otherwise required to cause such Contracts to be assumed by and assigned to Buyer or any other Person designated by Buyer pursuant to Section 365 of the Bankruptcy Code to the extent that such Contracts are Assumed Contracts as of the Closing (including (x) serving on all non-Seller counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contract(s) and of the deadline for objecting to the Cure Costs or any other aspect of the proposed assumption and assignment of their Contracts to Buyer and (y) taking, as promptly as practicable, all other actions reasonably requested by Buyer to facilitate any negotiations with the counterparties to such Assumed Contracts and to obtain an order, including a finding that the proposed assumption and assignment of the Assumed Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code). The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, Sellers shall assign or cause to be assigned to Buyer or a Person designated by Buyer, as applicable, the Assumed Contracts, each of which shall be identified by the name or appropriate description and date of the Assumed Contract (if available), the other party to the Assumed Contract and the address of such party for notice purposes, a notice filed in connection with the motion for approval of the Sale Order or a separate motion for authority to assume and assign such Assumed Contracts. Such exhibit shall also set forth Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assumed Contracts as determined by Sellers based on Sellers’ books and records or as otherwise determined by the Bankruptcy Court. At the Closing and subject to the last paragraph of Section 1.1(a) and Section 1.2(b), Sellers shall, pursuant to the Sale Order (and, if applicable, the Bill of Sale(s)), assume and assign to Buyer or a Person designated by Buyer (the consideration for which is included in the Consideration), all Assumed Contracts that may be assigned by any such Seller to Buyer or a Person designated by Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code. Not less than two and not more than five Business Days prior to the Closing, Sellers shall deliver to Buyer a certificate containing documentary evidence from each payee to which Cure Costs are payable wire instructions with respect to the payment of such applicable Cure Costs ordered by the Bankruptcy Court, together with a detailed listing of all Customer Deferred Revenue as of immediately prior to the Closing, in each case, certified by the Chief Executive Officer of Enjoy (collectively, the “Cure Cost and Deferred Revenue Certificate”). At the Closing, (i) Sellers shall pay all Cure Costs from the Closing Cash Consideration pursuant to Section 4.1 and (ii) Buyer shall, assume or cause to be assumed, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform (or cause to be fully satisfied, discharged and performed) all of the obligations (other than any Excluded Liabilities) that are Assumed Liabilities under each Assumed Contract pursuant to Section 365 of the Bankruptcy Code and the Bill of Sale(s), as applicable.

(b) Excluding or Adding Assumed Contracts Prior to Closing. Without prejudice to Section 8.12, Buyer shall have the right to notify Sellers in writing of any Assumed Contract that it does not wish to assume or a Contract to which any Seller is a party that Buyer wishes to add as an Assumed Contract up to three days prior to the Closing and (i) any such previously considered Assumed Contract that Buyer no longer wishes to assume shall be automatically deemed removed from the Disclosure Schedules related to Assumed Contracts and automatically deemed added to the Disclosure Schedules related to Excluded Contracts, in each case, without any adjustment to the Consideration, and (ii) any such previously considered Excluded Contract that Buyer wishes to assume as an Assumed Contract shall be automatically deemed added to the Disclosure Schedules related to Assumed Contracts, automatically deemed removed from the Disclosure Schedules related to Excluded Contracts, and assumed by Sellers to sell and assign to Buyer, in each case, without any adjustment to the Consideration. Buyer may request, in its sole discretion, certain modifications and amendments to any Contract as a condition to such Contract becoming an Assumed Contract, and Sellers shall use their reasonable best efforts to obtain such modifications or amendments; provided, however, that, for so long as Sellers use their reasonable best efforts to obtain such modifications or amendments, the failure to obtain any such modifications or amendments shall, in and of itself, not be a condition to Buyer’s obligation to consummate the Transactions contemplated by this Agreement on the Closing Date except as otherwise set forth in Article IX. All reasonable and documented costs and expenses payable prior to Closing in connection with transferring any Assumed Contracts as contemplated by this Agreement (including the Cure Costs) shall be borne by Sellers.

(c) Non-Assignment. Buyer acknowledges that the Sale Order will authorize the assumption and assignment of the Assumed Contracts without the requirement of any consent by the parties thereto. To the extent any Assumed Contract is not assumable and assignable by Sellers to Buyer under Section 365 of the Bankruptcy Code without the consent of the applicable counterparty thereto, Sellers shall use their reasonable best efforts prior to Closing to obtain all such required consents of third parties that are necessary for the consummation of the Transactions contemplated hereby (the “Required Consents”). All such Required Consents shall be in writing, in form and substance reasonably acceptable to Buyer, and executed counterparts thereof shall be delivered to Buyer on or before five days prior to the Closing Date. If a Required Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, and Buyer elects to waive such Required Consent as a condition to Closing or otherwise proceeds with the Closing, Sellers shall continue to use their reasonable best efforts to obtain such Required Consents promptly following the Closing and, until obtained, use their reasonable best efforts after Closing to provide to Buyer the benefits under any such Assumed Contract or any claim or right, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereto arising out of the default or cancellation by such third party or otherwise.

ARTICLE II

BANKRUPTCY COURT APPROVAL AND OTHER MATTERS

2.1 Stalking Horse Bidder and Sale Process. Sellers have selected Buyer to serve, and Buyer has consented to its selection and service, collectively, as a “Stalking Horse Bidder,” whereby this Agreement shall serve as a base by which other offers for a potential Qualified Bid may be measured and is subject to competing offers for a Qualified Bid by way of the overbid process provided in the Bidding Procedures and as set forth below in Section 2.2. From the date hereof (and any prior time) and until the transactions contemplated hereby are consummated, Sellers are permitted to and to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by any Person (in addition to Buyer and its Affiliates and representatives) in connection with submitting any Qualified Bid in accordance with the Bidding Procedures Order. In addition, Sellers shall have the authority to respond to any inquiries or offers with respect to a Qualified Bid and perform any and all other acts related thereto to the extent any such act is not in violation of the Bidding Procedures Order or the Bankruptcy Code. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids in respect of the Transferred Assets, as determined in Seller’s sole and exclusive discretion in accordance with the Bidding Procedures Order.

2.2 Bankruptcy Court Matters.

(a) Sale Motion. On July 3, 2022, Sellers filed the Sale Motion. Sellers shall not alter, modify, or withdraw the Sale Motion without the prior consent of Buyer in its sole and absolute discretion.

(b) This Agreement. On or before July 25, 2022, Sellers shall file this Agreement with the Bankruptcy Court and provide all required notice of this Agreement.

(c) Bankruptcy Procedures Hearing and Bidding Procedures Order. On or before July 26, 2022, the Bankruptcy Court shall have (i) held a hearing to consider approval of the Bidding Procedures, and (ii) entered the Bidding Procedures Order.

(d) Final DIP Financing Order. On or before July 26, 2022, the Bankruptcy Court shall have entered the Final DIP Financing Order.

(e) Assumption and Assignment Notice and Cure Schedule. Within three Business Days after entry of the Bidding Procedures Order, Sellers shall file and serve the Assumption and Assignment Notice and Cure Schedule (as defined in the Bidding Procedures). Any objections to the proposed assumption and assignment of the Assumed Contracts and related cure costs must be filed within 14 days of the filing of the Assumption and Assignment Notice and Cure Schedule.

(f) Bid Deadline. On or before August 8, 2022, at 10:00 a.m. ET, all Qualified Bids must be submitted in accordance with the Bidding Procedures (the “Bid Deadline”).

(g) Auction. On or before August 9, 2022, Sellers shall hold the Auction (as defined in the Bidding Procedures) if, inclusive of this Agreement, two or more Qualified Bids are received prior to the Bid Deadline.

(h) Sale Hearing. On or before August 12, 2022, at 10:00 a.m. ET, the Bankruptcy Court shall hold the Sale Hearing.

(i) Sale Order. On or before August 14, 2022, the Bankruptcy Court shall have entered the Sale Order.

2.3 Entry of Order Approving Sale.

(a) If this Agreement and the sale of the Transferred Assets to Buyer on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, the Sale Order shall be in accordance with the terms of this Agreement, shall be in a form satisfactory to Buyer in its sole and absolute discretion, and shall, among other things:

(i) approve this Agreement (as may be amended following an Auction, if one is held and Buyer presents the Successful Bid) and the execution, delivery, and performance by Sellers of this Agreement and the other instruments and agreements contemplated hereby;

(ii) approve and direct the sale and transfer of the Transferred Assets to Buyer and approve and direct the assumption and assignment of the Assumed Contracts to Buyer free and clear of all Liens, Claims or interests, based on appropriate findings and rulings pursuant to, inter alia, Sections 363(b), 363(f), 363(m) and 365 of the Bankruptcy Code, including but not limited to Sections 365(h), 365(i), 365(l) and 365(n) of the Bankruptcy Code and the release of Buyer of any rights otherwise associated with, and which may otherwise be to the benefit of, any third parties;

(iii) include a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code;

(iv) include a finding that Buyer is not deemed to be a successor to Sellers, to have, de facto or otherwise, merged with or into Sellers or to be a mere continuation of Sellers;

(v) include a finding that the Consideration is a fair and reasonable price for the Transferred Assets;

(vi) include a finding that Buyer will not have any derivative, successor, transferee or vicarious Liability for Liabilities of any Seller or any Affiliates of any Seller by reason of any theory of Law or equity (whether under federal or state Law or otherwise) as a result of the transactions contemplated by this Agreement, including but not limited to any Liabilities on account of Transfer Taxes or any other Tax arising, accruing, or payable under, out of, in connection with, or in any way relating to the Business prior to the Closing or relating to employees of any Seller or any Affiliates of any Seller, executory contracts, or collective bargaining agreements except as expressly assumed by Buyer in this Agreement;

(vii) include a finding that, to the maximum extent permitted by the Bankruptcy Code, the so-called “bulk sales,” “bulk transfer” or similar Laws in any applicable jurisdictions do not apply;

(viii) include a finding confirming the adequacy of notice to all creditors and parties in interest and parties to any executory contract, unexpired Lease or right of entry; and

(ix) include provisions for the retention of jurisdiction in the Bankruptcy Court over matters relating to the transactions contemplated in this Agreement including matters relating to title to the Transferred Assets and claims against the Transferred Assets which arose or were based on facts or occurrences prior to the Closing. Furthermore, the Sale Order shall not have been reversed, stayed, modified or amended.

(b) Sellers shall provide notice of the Sale Hearing and any other matter before the Bankruptcy Court relating to this Agreement or the Transaction Documents, in each case as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable local rules of bankruptcy procedure or as otherwise ordered by the Bankruptcy Court.

(c) Notwithstanding anything to the contrary in this Section 2.3 or any other provision of this Agreement, in the event that a Qualified Bid of a third party (an “Alternative Purchaser,” and the underlying agreement between the Alternative Purchaser and Sellers, the “Alternative APA”) is approved by the Bankruptcy Court at the hearing on the Sale Motion, Buyer shall have no obligation, under any circumstances, to serve as the Next-Highest Bidder (as defined in the Bidding Procedures) unless otherwise agreed to by Buyer in its sole and absolute discretion.

2.4 Certain Bankruptcy Undertakings by Sellers.

(a) Except as ordered by the Bankruptcy Court, Sellers shall not take any action, nor fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement; or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect Buyer’s rights hereunder), or (B) the entry of a stay pending appeal.

(b) If the Bidding Procedures Order, the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and shall endeavor to obtain an expedited resolution of such appeal.

2.5 Break-Up Fee and Expense Reimbursement. In the event of a sale, transfer, change of control, liquidation or other disposition, directly or indirectly (including through an asset sale, stock sale, merger or other transaction) of any of the Transferred Assets in a single transaction or a series of transactions to one or more Persons (other than Buyer or an Affiliate of Buyer) (a “Third-Party Sale”), whether at an Auction, pursuant to a plan of reorganization or otherwise, is consummated, then Buyer will be entitled to receive a break-up fee out of the proceeds of such Third-Party Sale in an amount equal to 3.0% of the Purchase Price (the “Break-Up Fee”), plus Buyer’s reasonable out-of-pocket expenses, including the fees and expenses of Buyer’s attorneys and other professionals and advisors incurred in connection with the negotiation, execution and consummation of this Agreement in an amount not to exceed $500,000.00 of the Purchase Price (the “Expense Reimbursement”). Payment of the Break-Up Fee and Expense Reimbursement shall be made by wire transfer of immediately available U.S. funds to an account designated by Buyer from the proceeds of a sale to an Alternative Purchaser, with such payment to be made immediately upon the consummation of such sale. Until paid, and to the extent approved by the Bankruptcy Court, the Break-Up Fee and Expense Reimbursement shall be an administrative expense claim in the Voluntary Bankruptcy Cases under Section 503(b)(1) and Section 507(a)(2) of the Bankruptcy Code.

ARTICLE III

INSTRUMENTS OF TRANSFER AND ASSUMPTION

3.1 Transfer Documents. At the Closing, Sellers will deliver to Buyer (a) one or more bills of sale, assignment and assumption agreements as may be required by Buyer in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), (b) one or more trademark assignment agreements as may be required by Buyer in substantially the form attached hereto as Exhibit B (the “Trademark Assignment Agreement”), and (c) all such other good and sufficient instruments of sale, transfer and conveyance consistent with the terms and provisions of this Agreement as shall be reasonably necessary to vest in Buyer (or its designee(s)) all of Sellers’ right, title and interest in, to and under the Transferred Assets.

ARTICLE IV

CONSIDERATION; ALLOCATION

4.1 Consideration. At the Closing, and subject to the terms and conditions of this Agreement and the entry and effectiveness of the Sale Order, in exchange for the sale, assignment, transfer, conveyance and delivery by Sellers of the Transferred Assets, Buyer shall provide the consideration (the “Consideration”) consisting of cash in the amount of $110,000,000.00 (the “Purchase Price”), and such amount, less the sum of (a) the Customer Holdback Amount (which shall be retained by Buyer and administered pursuant to Section 4.3), (b) the aggregate amount of any unpaid and outstanding DIP Facility (as defined in the Final DIP Financing Order) (whether or not then due and owing), including the principal and interest balance thereof (which amount will be offset against the aggregate amount of any unpaid and outstanding DIP Facility (as defined in the Final DIP Financing Order) in satisfaction thereof), (c) any fees, costs or expenses provided for under the Final DIP Financing Order (including those due upon Closing), including any fees, costs and expenses owed to counsel or advisors to Buyer under the Final DIP Financing Order to the extent not previously paid by Sellers prior to the Closing (which amounts shall be paid to such account or accounts as such payees shall specify to Buyer), (d) any portion of the HSR Filing Fee that remains unsatisfied by Sellers pursuant to Section 8.2(c), if any, as of immediately prior to the Closing, and (e) the amount of the Cure Costs specified in the Sale Order to the extent not previously paid by Sellers prior to the Closing (which amount shall be paid to the recipients of Cure Costs specified in the Sale Order to satisfy all Cure Costs, in each case, pursuant to the payment instructions contained in the Cure Cost and Deferred Revenue Certificate or, as applicable, the Sale Order) (such net amount, the “Closing Cash Consideration”). The Closing Cash Consideration shall be payable at Closing by wire transfer to an account designated by Sellers.

4.2 Allocation. Within a reasonable time following the Closing, Buyer shall deliver to Sellers a statement allocating the Consideration among the Transferred Assets in accordance with Section 1060 of the Code (the “Allocation Statement”). Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Statement.

4.3 Customer Holdback. At the Closing, Buyer shall retain from the Purchase Price, and hold and administer pursuant to this Section 4.3, the Customer Holdback Amount. Within 45 days following the last day of the Customer Holdback Measurement Period, Buyer shall, after consultation with the Material Customer, prepare and deliver to Enjoy a written statement (the “Customer Holdback Statement”) prepared in good faith specifying (a) the portion of the Customer Deferred Revenue equal to the gross revenue actually earned pursuant to the AT&T Contract following the Closing Date (the “Customer Post-Closing Revenue”), (b) the sum of all Customer Chargebacks that reduced revenues during the Customer Holdback Measurement Period and which related to periods prior to the Closing (the “Customer Post-Closing Chargebacks”), (c) the amount of any residual payment owing to the Material Customer following the Closing relating to any overpayment by the Material Customer of any prepayment made to Sellers prior to the Closing and not otherwise included in the calculation of the Customer Post-Closing Chargebacks (the “Customer Post-Closing Residual”) and (d) all Customer Inventory Losses. If the Customer Holdback Amount is greater than the sum of the Customer Post-Closing Revenue, the Customer Post-Closing Chargebacks, the Customer Post-Closing Residual and the Customer Inventory Losses, the amount of such excess (such amount, the “Customer Net Seller Earned Revenue”) shall be earned by Sellers pursuant to this Section 4.3. If any Customer Net Seller Earned Revenue is earned by Sellers pursuant to this Section 4.3 as specified in the Customer Holdback Statement, within 10 days following the delivery of the Customer Holdback Statement, Sellers shall provide Buyer wire instructions with respect to the payment of such Customer Net Seller Earned Revenue and, promptly thereafter, Buyer shall deliver to Sellers, or to a designated successor or assignee of Sellers, from the Customer Holdback Amount, the amount of such Customer Net Seller Earned Revenue specified therein, if any, pursuant to such payment instructions delivered by Sellers and shall have no further obligation with respect to any remaining portion of the Customer Holdback Amount (which remaining amount, for the avoidance of doubt, shall be retained by Buyer and shall not be payable, at any time in the future, to Enjoy or any Seller).    In the event following the Closing, Buyer receives information from Material Customer with respect to the amounts to be set forth in the Customer Holdback Statement indicating the actual amounts of all or a portion of such calculations, Buyer shall release such funds from the Holdback Amount to the Sellers as Buyer determines, in its sole discretion, would otherwise be released to Sellers pursuant to the preceding sentence.

4.4 No Good Faith Deposit. Notwithstanding anything herein or in the Bidding Procedures to the contrary, Buyer shall not be obligated to make any Good Faith Deposit (as defined in the Bidding Procedures) or other advance payment.

ARTICLE V

CLOSING

5.1 Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually (by delivery of executed documents via pdf, DocuSign or other electronic means), no later than the second Business Day following the date on which all conditions to Closing set forth in Article IX and Article X have been satisfied or waived (the date on which the Closing is actually held, the “Closing Date”). If it occurs, the Closing shall be effective as of 12:01 a.m. Eastern time on the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered by Sellers to Buyer prior to the execution and delivery of this Agreement (the “Disclosure Schedule”) (provided, however, disclosure of any item in any section or subsection of the Disclosure Schedule shall only be deemed disclosure with respect to such section indicated therein and any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Sellers represent and warrant to Buyer as follows:

6.1 Organization, Qualification and Authority. Sellers are entities duly organized, validly existing and in good standing under the Laws of their jurisdiction of formation and under the Laws of each jurisdiction where qualification as a foreign entity is required, except where the lack of such qualification would not, individually or in the aggregate, reasonably be expected to be material. Sellers have delivered to Buyer true, complete and correct copies of the respective formation and governing documents of each Seller. Sellers have all necessary power and authority to own and operate their properties and to carry on their business as it is now being conducted. Sellers have the power and authority to execute and deliver and perform their obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby.

6.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers and the transfer or assignment of the Transferred Assets to Buyer have been duly and validly authorized and approved by all necessary corporate or other entity action. This Agreement and each of the Transaction Documents constitute Sellers’ legal, valid and binding obligations, enforceable against each Seller (to the extent it is a party thereto) in accordance with their respective terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies. Subject to order of the Bankruptcy Court and pursuant thereto, Sellers will have full power, right and authority to sell and convey to Buyer the Transferred Assets, subject to any necessary authorization from the Bankruptcy Court.

6.3 Title to and Condition of Assets.

(a) Sellers have good and marketable title to, or a valid leasehold interest in, all of the properties and assets included in the Transferred Assets. Sellers have the power and right to use, transfer, sell, convey, assign and deliver, and shall at Closing transfer, sell convey, assign and deliver to Buyer, each of the Transferred Assets owned by them, free and clear of all Liens. The delivery to Buyer at the Closing of the Transaction Documents will vest in Buyer good and marketable title to the Transferred Assets, free and clear of all Liens. The delivery to Buyer at the Closing of the Transaction Documents will vest in Buyer a valid, binding and enforceable leasehold interest in, or other valid, binding and enforceable right to possess and use, the Transferred Assets that are not owned by Sellers, in accordance with the Contracts applicable to such Transferred Assets, true, complete and correct copies of which Contracts have been provided to Buyer. The Transferred Assets include, without limitation, all tangible and intangible assets necessary for the conduct of the Business as it is currently conducted and such assets are sufficient for the continued conduct of the Business after the Closing in the Ordinary Course of Business. Other than Sellers, no Subsidiary or Affiliate of any Seller owns any assets used in or held for use in connection with the Business, and all tangible personal property and other tangible assets used in or held for use in connection with the Business (including inventory and other assets held on consignment pursuant to the AT&T Contract) are physically located at the Leased Real Properties. All tangible assets used in or held for use in connection with the Business are, and at Closing will be, located at the Leased Real Properties. Section 6.3(a)(i) of the Disclosure Schedule correctly sets forth all of the tangible assets owned by Sellers (other than (i) office furniture and (ii) office supplies, meaning consumable products or supplies used on a recurring basis in general business and office operations, including, but not limited to, fax and copy paper, writing tools, erasers, toner, fasteners (paper clips, rubber bands, binding clips, etc.), calculators, staplers, adhesives (tape, glue, etc.), scissors, rulers, tape dispensers, pencil sharpeners, notepads and sticky notes, nonprinted envelopes, calendars and planners, rubber stamps, disposable batteries, clocks, portable shredders, desk accessories and organizational aids, document filing and organizers (binders, clipboards, dividers, file folders, file labels, storage boxes, etc.), bulletin boards, marker and chalk boards, cleaning equipment and supplies, first aid supplies, and disposable food service products (and expressly excluding, for the avoidance of doubt, tablets, smartphones, computer peripherals (monitors, individual external hard drives, keyboards, etc.), electronic hardware and other electronic tangible personal property)). Section 6.3(a)(ii) of the Disclosure Schedule correctly sets forth a true, complete and correct list of all of the tangible assets leased by Sellers, and all Leases and other Contracts pertaining to such Transferred Assets are identified on such section of the Disclosure Schedule opposite the respective asset.

(b) The Transferred Assets have been properly maintained in accordance with commercial and/or regulatory standards, as applicable, and are in good and working order and repair, free from material defects in construction or design, soundly and properly functioning, usable for their intended purposes in the Ordinary Course of Business and not obsolete. All of the tangible Transferred Assets that are leased by Sellers or are held on consignment by Sellers are in the condition required of such property by the terms of the Contracts applicable thereto.

(c) Sellers own and have in their possession the equipment and supplies in sufficient quantities in order to enable Sellers to operate the Business in the Ordinary Course of Business and pursuant to each Contract to which any Seller is a party, and all such equipment and supplies are included in the Transferred Assets.

6.4 Legal Proceedings. There is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened in writing against or affecting Sellers or the Transferred Assets (or to the Knowledge of Sellers, pending or threatened, against any of the officers, directors or employees of Sellers with respect to their business activities related to or affecting the Transferred Assets) (a) that challenges or that is reasonably expected to have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (b) that is related to the Transferred Assets, Assumed Liabilities or the Business.

6.5 Real Property.

(a) Sellers do not own any real property.

(b) Section 6.5(b) of the Disclosure Schedule sets forth a true, complete and correct list (with addresses) of each leased or subleased premises used by Sellers, whether or not pursuant to a written or oral Lease or sublease (the “Leased Real Properties”) and such Section 6.5(b) of the Disclosure Schedule indicates, for each Leased Real Property, (i) whether such Leased Real Property is used in or necessary for the conduct of the Business and (ii) the date on which the current term of such lease expires. Sellers have made available to Buyer executed originals or true, complete and correct copies of all Leases or subleases with respect to all Leased Real Properties, together with all amendments, extensions or modifications thereto.

(c) For each of the Leased Real Properties, (i) Sellers hold a valid leasehold interest, free and clear of all Liens, (ii) Sellers have the right to use (and have quiet enjoyment of) such Leased Real Properties for the purposes for which it is being used, (iii) Sellers have not received any written notice of a dispute concerning the occupancy or use thereof, (iv) each Lease or sublease therefor is legal, valid and binding, in full force and effect, and enforceable against Sellers and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and (v) neither Sellers nor, to the Knowledge of Sellers, any other party to such lease or sublease is in default thereunder (with or without notice or lapse of time, or both), nor has any default been, to the Knowledge of Sellers, threatened. Sellers enjoy exclusive, peaceful and undisturbed possession of all Leased Real Properties in all material respects, in each case subject to the terms and conditions of the applicable Lease.

6.6 No Violation of Laws or Agreements. Subject to order of the Bankruptcy Court, the execution and delivery by Sellers of this Agreement and the Transaction Documents contemplated hereby, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated herein and therein will not (a) violate any Laws or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which Sellers are subject; (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Transferred Assets, any Contract, Lease, license, Permit, franchise or other instrument to which a Seller is a party and which relates to any of the Transferred Assets; and (c) contravene, conflict with or result in a violation of any provision of any organizational documents of Sellers. Subject to entry of the Bidding Procedures Order and Sale Order, except (x) as required to comply with the HSR Act, (y) for notices, filings and consents required in connection with the Voluntary Bankruptcy Cases, and (z) for the notices, filings and consents set forth on Section 6.6 of the Disclosure Schedule, Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Entity) in connection with the execution and delivery of this Agreement and each of the Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

6.7 Employee Benefits; ERISA Matters; Employees and Independent Contractors.

(a) Sellers have made available to Buyer a summary of the material Employee Plans covering current Employees or consultants in, or related to, the Business. Sellers have not incurred any Liability with respect to any Employee Plan, which may create, or result in any Liability to Buyer.

(b) Section 6.7(b) of the Disclosure Schedule sets forth a true, complete and correct list of all of Sellers’ employees and all independent contractor service providers of Sellers other than the Excluded Employees, indicating for each such individual, whether such Person is an employee or independent contractor, their title, hire or engagement date, whether such individual provides services in connection with the Business (and, if so, whether such individual provides services that are necessary for the conduct of the Business and whether such individual’s services are primarily in furtherance of the Business), and Sellers have provided to Buyer in the Data Room true and complete information regarding compensation and benefits to which each such employee of Seller or each such independent contractor service provider of Sellers receives or is otherwise entitled. Not less than two and not more than five Business Days prior to the Closing Date, Seller shall update Section 6.7(b) of the Disclosure Schedule, and such updated Section 6.7(b) of the Disclosure Schedule shall set forth a true, complete and correct list of all of Sellers’ employees and independent contractors other than the Excluded Employees, indicating for each such individual their name and the other information described above.

6.8 Financial Statements.

(a) Each of the consolidated financial statements of Sellers (including all related notes or schedules) included in the Seller SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable report, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Sellers and any Subsidiaries of Sellers as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity (deficit) and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

(b) Except as publicly disclosed in the Seller SEC Reports filed prior to the date of this Agreement, the Sellers maintain a system of “internal control over financial reporting” (as defined in Rules 13(a)-15(f) and 15(d)-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Sellers’ properties or assets.

(c) Except as publicly disclosed in the Seller SEC Reports filed prior to the date of this Agreement, the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Sellers are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Sellers in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of each Seller, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of each Seller to make the certifications required under the Exchange Act with respect to such reports.

(d) Section 6.8(d) of the Disclosure Schedule lists all indebtedness for borrowed money of, or guaranteed by, any Seller or which is secured by any assets of Sellers.

(e) The accounts receivable set forth in the consolidated balance sheet contained in the most recent Seller SEC Reports all represent obligations arising from services actually performed by Sellers or goods sold by Sellers in the Ordinary Course of Business. To the Knowledge of Sellers and except as reflected in Sellers’ reserve for uncollectable accounts, there is no account debtor who has refused or threatened to refuse to pay its obligations or who has or threatened to set-off such obligations for any reason, and there is no contest, claim, defense or right of set-off relating to the amount or validity of any accounts receivable (other than prepayment true-ups pursuant to the AT&T Contract).

(f) No Seller has any outstanding Liability with respect to any loss, damage, destruction, theft or similar matters with respect to any inventory or assets of any other Person held by Sellers on consignment, including pursuant to the AT&T Contract and, at Closing, all inventory held by Sellers on consignment will be in the possession of Buyer at the Leased Real Properties assigned to Buyer pursuant to the Assumed Contracts. Section 6.8(f) of the Disclosure Schedule sets forth all Liabilities as of the date hereof, including the dollar amount thereof, of any Seller to a counterparty of any Assumed Contract that would constitute a Cure Cost if Closing occurred simultaneously with the execution of this Agreement.

6.9 Absence of Certain Changes. Since December 31, 2021, Sellers have conducted the Business in the Ordinary Course of Business, and except as disclosed on Section 6.9 of the Disclosure Schedule (which shall be arranged in accordance with the subsections below) or as contemplated by this Agreement, Sellers have not:

(a) in a single transaction or a series of related transactions, acquired or agreed to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all the assets of, or by any other manner, any Person;

(b) in a single transaction or series of related transactions, sold (including sale-leaseback), leased, licensed, pledged, encumbered or otherwise transferred or disposed of, or agreed to sell (or engage in a sale-leaseback), lease (whether such Lease is an operating or capital Lease), license, pledge, encumber or otherwise transferred or disposed of, the Business or any of their assets, including Transferred Assets, or any material rights thereto, other than dispositions in the Ordinary Course of Business;

(c) modified, amended or terminated (excluding any automatic termination upon the expiration of the term thereof) or granted a waiver of any material right under any Company Contract to which any Seller or any Affiliate of any Seller is or was a party other than modifications and amendments in the Ordinary Course of Business to the extent such modification or amendment is disclosed on Section 6.10(a) of the Disclosure Schedule;

(d) made any change in methods of accounting or procedures in effect as of December 31, 2021 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or, other than in the Ordinary Course of Business or with respect to advances of receivables pursuant to the terms of the AT&T Contract, delayed or accelerated the collection of any accounts receivable, notes receivable, negotiable instruments, chattel paper and other receivables or other revenue or engaged in any other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods revenue that would otherwise be expected to occur in post-Closing periods or delayed or postponed the payment of any accounts payable or commissions or any other Liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other Liability or obligation;

(e) filed or failed to file any material Tax Returns relating to the Business which are legally required to be filed (taking into account any relevant extension periods) nor failed to pay, to the extent required, any material Taxes owed, the non-payment of which has resulted or could result in a Lien on any Transferred Asset that survives the Closing or could result in Buyer becoming liable or responsible therefor;

(f) sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any material Sellers Intellectual Property relating to the Business;

(g) other than pursuant to the DIP Facility and the Johnson Note, incurred, created, assumed or otherwise became liable for, any indebtedness for borrowed funds other than pursuant to intercompany borrowings;

(h) except for any filings with the Bankruptcy Court or to approve the filing of the Voluntary Bankruptcy Cases, adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction;

(i) amended or proposed to amend or otherwise change their organizational or governance documents;

(j) entered into any agreement or commitment that subjected the Transferred Assets or the Business to any non-competition or other material restrictions;

(k) materially changed the manner in which it has served its customers from the manner it served its customers during the year ended December 31, 2021 and the six months ended June 30, 2022;

(l) materially reduced its pricing structure to its commercial partners or other revenue sources for Business services;

(m) suffered any material damage, destruction or loss to any tangible personal property as a result of any casualty or similar material event (whether or not covered by insurance), or any damage, destruction or loss to any tangible personal property of any other Person held by Sellers on consignment;

(n) taken any write-down of the value of any Transferred Assets on the books or records of Sellers, except for depreciation and amortization taken in the Ordinary Course of Business;

(o) declared, set aside or paid any dividend or other distribution or purchased, redeemed, or otherwise acquired, or offered to purchase, redeem, or otherwise acquire, outstanding equity interests of any Seller or any Affiliate thereof; or

(p) entered into any agreement or otherwise obligated itself to do any of the foregoing.

6.10 Contracts.

(a) Section 6.10(a) of the Disclosure Schedule sets forth a true, complete and correct list of all of Sellers’ Contracts relating to the Business, including (i) any Contracts relating to products or services necessary or useful for purposes of the Business or servicing the AT&T Contract, and (ii) Contracts pursuant to which any Seller leases or otherwise has the right to use any automobile or other vehicle used in the Business (together with the AT&T Contract, the “Company Contracts”).

(b) Except for the AT&T Contract, none of the Company Contracts (w) limit Sellers or any assignee or Affiliate thereof in any way from competing anywhere or in any business or from soliciting any Person as a customer, client, employee or other business relation, (x) would require the use of any supplier or third party on an exclusive basis for all or substantially all requirements or needs relating to any goods or services, (y) would require the provision to the other parties thereto of “most favored nations” pricing, or (z) requires the marketing or co-marketing of any goods or services of a third party. Each Company Contract is legal, valid and binding, in full force and effect, and enforceable against Sellers and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and neither Sellers nor, to the Knowledge of Sellers, any other parties thereto is in default thereunder (with or without notice or lapse of time, or both). To the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in a breach of, or give Sellers or any other Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Company Contract. Sellers have not, and to the Knowledge of Sellers, no other party to any Company Contract has, exercised any termination rights with respect thereto. Sellers have made available to Buyer executed originals or true, complete and correct copies of all Company Contracts, together with all amendments or modifications thereto.

6.11 Customers; Suppliers.

(a) Section 6.11(a) of the Disclosure Schedule accurately sets forth the amount of gross revenue attributable to the Material Customer during each month of the 12-month period ended December 31, 2021 and each month of the 6-month period ended June 30, 2022 and all Customer Chargebacks and Liabilities described in clause (b) of the definition of Customer Inventory Losses during each month of such periods. Except as set forth in Section 6.11(a) of the Disclosure Schedule, Sellers have not received any written indication that the Material Customer intends to cease or materially reduce the amount of business that it has been doing with Sellers during such periods or, after the Closing Date, will be doing with Buyer or its Affiliates. Since January 1, 2022, Sellers have not made any written commitment to Material Customer to implement price reductions or downward price adjustments.

(b) Section 6.11(b) of the Disclosure Schedule sets forth a true, complete and correct list of the vendors and suppliers of goods and services to Sellers to which Sellers paid or accrued expenses in excess of $20,000 during the prior 12-month period ending June 30, 2022. For each such Person, Section 6.11(b) of the Disclosure Schedule accurately sets forth the amount of accrued expenses attributable to such Person during the 12-month period ended June 30, 2022, and whether such good or services are, directly or indirectly, used in connection with the Business, including servicing the AT&T Contract. Except as set forth in Section 6.11(b) of the Disclosure Schedule, Sellers have not received any written indication that any of the Material Suppliers intends to cease or materially reduce the amount of business that it has been doing with Sellers during such periods or, after the Closing Date, will be doing with Buyer or its Affiliates. Since January 1, 2022, Sellers have not made any written commitment to any Material Supplier to modify such relationships in any manner adverse to Sellers, in each case, except as set forth in the applicable Company Contracts that have been made available to Buyer or as would not, individually or in the aggregate, be material.

6.12 Intellectual Property; Privacy.

(a) Section 6.12(a) of the Disclosure Schedule sets forth, for the Sellers-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) Patents and Patent applications issued or pending; (ii) Trademark registrations and applications for registration and material unregistered Trademarks; (iii) all registered Copyrights and material unregistered Copyrights; (iv) all Domain Names; and (v) all other Sellers Intellectual Property owned or purported to be owned by Sellers that is subject of an application, certificate or registration issued by any Governmental Entity (the “Registered Intellectual Property”), in each case listing the title and current owner, the jurisdiction in which each such Registered Intellectual Property has been issued or registered, the application, and the serial or registration number for each.

(b) With respect to each item of Registered Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made. None of the Registered Intellectual Property (i) has been abandoned or withdrawn; or (ii) is the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry anywhere in the world.

(c) Section 6.12(c) of the Disclosure Schedule sets forth all (i) Sellers-Owned Software; and (ii) IP Licenses (excluding off-the-shelf computer programs with annual license fees less than $20,000 and the terms of use or service for any software as a service subject to a subscription or annual fee of less than $20,000).

(d) The Sellers Intellectual Property constitutes all the Intellectual Property material or necessary to the conduct of the Business as presently conducted or as proposed to be conducted. Sellers exclusively own or possess all licenses or other legal rights to use, sell and license all Sellers-Owned Intellectual Property, free and clear of all Liens. Except as set forth on Section 6.12(d) of the Disclosure Schedule, Sellers have not granted to any Person or authorized any Person to retain any rights in any Sellers-Owned Intellectual Property. To the extent that any work, material, invention that has been incorporated into or embodied in any of Sellers’ products or services or any other Sellers-Owned Intellectual Property has been developed or created by an employee or a third party for or on behalf of Sellers, Sellers have a valid and enforceable agreement with such employee or third party obligating such employee or third party to keep the Intellectual Property and confidential information of Sellers and used in the Business confidential and assigning all of such employee’s or third party’s rights in the Intellectual Property to Sellers with respect thereto and thereby Sellers have obtained exclusive ownership of all Intellectual Property rights in and to such work, material, invention or Sellers-Owned Intellectual Property. Sellers owns and possesses all source code for all Sellers-Owned Software.

(e) Sellers have taken all reasonable actions to protect, preserve and maintain the Sellers-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential information and Trade Secrets of Sellers, and such confidential information and Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than Sellers) or to the detriment of Sellers. To the Knowledge of Sellers, there has not been any breach by any third party of any confidentiality obligation to Sellers. All current and former employees of Sellers, and all current and former independent contractors and consultants of Sellers, who have had access to confidential or proprietary information of Sellers have entered into confidentiality and/or proprietary information agreements with Sellers.

(f) Except as set forth in Section 6.12(f) of the Disclosure Schedule or as would not be material:

(i) the conduct of the Business as currently conducted (and its employees’ and consultants’ performances of their duties in connection therewith) and Sellers’ use of any Sellers Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with any common law, statutory or other right of any Person, including, without limitation, any rights relating to any Intellectual Property, or defamation. Without limiting the generality of the foregoing, there are no Patents that impede or limit the current or currently contemplated operation of the Business or use of the Sellers-Owned Intellectual Property;

(ii) there is no proceeding, opposition, cancellation, objection or claim pending, asserted or threatened in writing against Sellers concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Sellers Intellectual Property. To the Knowledge of Sellers, no valid basis exists for any such Legal Proceeding, opposition, cancellation, objection or claim;

(iii) to the Knowledge of Sellers, no Person has or is copying without permission, infringing, misappropriating, violating, impairing or conflicting with any common law, statutory or other right of Sellers or any other Person with respect to any of the Sellers Intellectual Property;

(iv) the Sellers Intellectual Property is valid, enforceable and subsisting, and none of the Sellers Intellectual Property is subject to any outstanding order, writ, injunction, decree, judgment, award, consent, settlement, stipulation, regulation, ruling or forbearances to sue or similar obligation, or has been the subject of any litigation within the past five years, whether or not resolved in favor of Sellers;

(v) Sellers have not directly or indirectly transferred, assigned, licensed or sublicensed its rights in any Sellers-Owned Intellectual Property;

(vi) all IP Licenses (A) are in full force and effect in accordance with their terms and no default exists under any of the IP Licenses by Sellers or, to the Knowledge of Sellers, by any other party thereto; (B) are free and clear of all Liens; and/or (C) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement;

(vii) all royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Sellers or the Business in respect of any Intellectual Property are disclosed in the financial statements made available to Buyer;

(viii) no open source, public source or freeware software, code or other technology, or any modification or derivative thereof, was or is, used in, incorporated into, integrated or bundled with the Seller’s Software would require any of such Seller’s Software to be: (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; or (C) distributed without charge. No third party (other than third parties that are providing services pursuant to written Contracts containing commercially reasonable confidentiality provisions for or on behalf of the Sellers where such services require such third parties to possess source code) possesses any copy of any source code to any Sellers-Owned Software and at the Closing, Sellers shall have delivered to Buyer all copies, and Sellers shall not have retained any copy of any source code to any Software;

(ix) with respect to Software or other Intellectual Property licensed to Sellers under any IP License (“Licensed Intellectual Property”), Sellers have complied with any and all license obligations and restrictions with respect to the number of copies of the Licensed Intellectual Property Sellers are permitted to install and/or royalty obligations. Neither Sellers nor any of their employees or agents has used, sublicensed, commercialized, placed or installed any Licensed Intellectual Property without a valid license for such Licensed Intellectual Property. With respect to any Licensed Intellectual Property that is Software, no employee, consultant or any third party has copied, over-installed or otherwise used such Licensed Intellectual Property in any manner that would violate the terms and provisions of the agreement through which Sellers licensed the such Licensed Intellectual Property;

(x) neither this Agreement nor the consummation of the contemplated transactions will result in (A) any third party being granted rights or access to, or the placement in or release from escrow of, source code for any Sellers-Owned Software, (B) the granting by Sellers or Buyer to any third party any rights in any Sellers Intellectual Property, (C) Buyer being obligated to pay any royalties or other amounts to any third party, with respect to Sellers Intellectual Property in excess of those payable by Sellers prior to the Closing, or (D) the loss or impairment of Sellers or Buyer’s right to own or use any of Sellers Intellectual Property; or (E) require the consent of any third party in respect of any Sellers Intellectual Property; and

(xi) The software and information technology systems used or held for use in connection with the operation of the Business and/or necessary to provide Sellers’ products or services, (A) are in satisfactory working order, operates in accordance with its specifications or documentation and as necessary for the Business as currently conducted, and is scalable to meet current and reasonably anticipated capacity; (B) have appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, data loss or security breach occurring and to ensure if such event does occur that it does not cause a material disruption to Sellers’ business; (C) are configured and maintained to minimize the effects of viruses and does not contain Trojan horses, spyware, adware, malware, or other malicious code; and (D) have not suffered any material error, breakdown, failure, loss of data, ransomware attack or security breach.

(g) Sellers have maintained and maintain written policies, procedures, plans, controls and safeguards regarding the privacy of Personal Data applicable to the Business (“Privacy Policies”). Sellers and the conduct of the Business are and at all times have been in compliance in all material respects with (i) applicable Laws, consents and Contracts pertaining to the privacy, security, integrity, transmission, storage, or protection of Personal Data and (ii) Privacy Policies. (“Privacy and Security Requirements”). Sellers have not received any notice or complaint during the past six years of, or been charged with or received any claim or notice that Seller is in violation of any Privacy and Security Requirements, and there is no charge, claim, assertion or Legal Proceeding against, and to the Knowledge of Sellers, there are no pending investigations by any Governmental Entity of, Sellers relating to Privacy and Security Requirements. In the last six years, Sellers have not experienced any incident in which any Personal Data was or may have been stolen, compromised or subject to any unauthorized access or use which may create, or result in any Liability to Buyer. Sellers have valid and enforceable rights to use all data collected or used for the Business, including Personal Data, in compliance with applicable Privacy and Security Requirements. Neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Data resulting from such transactions, will violate any Privacy and Security Requirements.

6.13 Labor Matters. Except as set forth on Section 6.13 of the Disclosure Schedule, there are no employment, consulting, severance or indemnification Contracts between Sellers and any of their Employees. Sellers (a) are not party to or bound by any collective bargaining or similar agreement with any labor organization; and (b) have no employees that are represented by any labor organization. To the Knowledge of the Sellers, there has not been, and currently there is not, any union organizing activities among the Employees. To the Knowledge of Sellers and except as set forth on Section 6.13 of the Disclosure Schedule, no Employee has, on or prior to the date hereof, provided notice to any Seller of such Employee’s intent to terminate his or her employment as a result of or in contemplation of the Transactions. There are, and since June 30, 2021 there have been, no complaints or allegations or to the Knowledge of Sellers, threatened complaints or allegations of sexual, racial or other discriminatory harassment, misconduct or similar inappropriate behavior against any Employee (other than any Excluded Employee) or any Seller, and since June 30, 2019, no Seller has entered into any settlement agreement relating to allegations or threatened allegations of sexual, racial or other discriminatory harassment or misconduct by any Employee or any Seller. Since June 30, 2019, Sellers have promptly, thoroughly and impartially investigated (to the extent reasonable) all sexual, racial or other discriminatory harassment allegations of which it is aware, and taken prompt corrective action that is reasonably calculated to prevent further improper action with respect to each such allegation found to have merit.

6.14 Environmental Matters.

(a) Except as set forth on Section 6.14 of the Disclosure Schedule, to the Knowledge of Sellers, all uses by Sellers of the assets and Leased Real Properties of Sellers have been, since June 30, 2017, in compliance in all material respects with all Laws and Permits related to the protection of the environment or public health and safety of Persons from exposure to Hazardous Substances (collectively, “Environmental Laws”). Except as set forth in Section 6.14 of the Disclosure Schedule, Sellers have not received any written notice of any Legal Proceedings involving any violations or alleged violations by Sellers of any Environmental Laws. Sellers have complied in all material respects with all Environmental Laws, including those related to the storage, handling and removal of any Hazardous Substance. During Sellers’ leasing of the Leased Real Properties, there has been no Release by Sellers of any Hazardous Substance on such properties that would be material to Sellers, and, to the Knowledge of Sellers, the same never has occurred on such properties. To the Knowledge of Sellers, the Leased Real Properties are not subject to any Liability for the cleanup, Removal, or remediation of any Hazardous Substance. To the Knowledge of Sellers, the Leased Real Properties are not the subject of any notice or notification regarding same nor subject to the threat or likelihood thereof by any Governmental Entity.

(b) To the Knowledge of Sellers, no Underground Storage Tanks are located upon and/or serve any Leased Real Properties.

6.15 Compliance with Laws. Sellers and the conduct of the Business are and at all times have been in compliance in all material respects with all Laws applicable to them or to the conduct and operations of the Business or relating to or affecting the Transferred Assets. Sellers have not received any written notice to the effect that, or otherwise been advised of and to the Knowledge of Sellers there has not occurred with respect to the Transferred Assets or the Business (a) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws, or (b) any actual, alleged, possible or potential obligation on the part of Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any such violations or failures to comply that would not, individually or in the aggregate, have or be reasonably expected to be material.

6.16 Prepaid Expenses; Deferred Revenue. Section 6.16 of the Disclosure Schedule sets forth a true, complete and correct list of all prepaid expenses and deposits of Sellers relating to the Transferred Assets, including all security deposits for equipment and prepayments on equipment leases of Sellers, all of which are being transferred to Buyer in accordance with this Agreement. Except on Section 6.16 of the Disclosure Schedule, no Seller has any Liability in respect of or in connection with any deferred revenue. Not less than two and not more than five Business Days prior to the Closing Date, Sellers shall update Section 6.16 of the Disclosure Schedule, and such updated Section 6.16 of the Disclosure Schedule shall set forth a true, complete and correct list of all of Sellers’ deferred revenue, including all Customer Deferred Revenue.

6.17 Brokers. Except for those set forth on Section 6.17 of the Disclosure Schedule, for whom Sellers shall be solely responsible for any fees, commissions or other amounts owing or that may become due and owing, Sellers have not engaged or incurred any Liability to any agent, broker or other Person acting pursuant to the express or implied authority of Sellers which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets.

6.18 Permits. Section 6.18 of the Disclosure Schedule sets forth all material Permits applicable to any Seller, or applicable to the conduct and operations of the Business, or relating to or affecting the Transferred Assets, including any Permit, the failure of which to possess would prevent the Business from operating at any existing Business location. Sellers are and at all times have been in compliance in all respects with all Permits applicable to it, or applicable to the conduct and operations of the Business, or relating to or affecting the Transferred Assets, except for such failures to comply that would not, individually or in the aggregate, be material to any Seller, the Business or any Transferred Asset. Sellers have not received any written notice from any Governmental Entity specifically alleging (a) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (b) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit.

6.19 Insurance. Sellers are not in default under any of their insurance policies or binders, and Sellers have not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Section 6.19 of the Disclosure Schedule sets forth a true, complete and correct list of all material insurance policies held by Sellers relating to the Business. All such insurance policies are in full force and effect and are sufficient to comply with all requirements of applicable Law and Company Contracts.

6.20 Telephone Numbers and Internet Connections. Section 6.20 of the Disclosure Schedule accurately sets forth all telephone numbers, service and Internet connections that are used or made available for use by Sellers’ customers in connection with the Business.

6.21 Taxes; Tax Returns. Sellers have filed with the proper Governmental Entities all material Tax Returns required to be filed by them with respect to the Business or the Transferred Assets, and all such Tax Returns are complete and correct in all material respects and disclose all material Taxes required to be paid in respect of the Business and the Transferred Assets. Sellers have paid to the proper Governmental Entities all material Taxes (whether or not shown on any Tax Return) that are due and payable, including any Taxes the non-payment of which has resulted or could result in a Lien on any Transferred Asset that survives the Closing or could result in Buyer becoming liable or responsible therefor. Sellers have not received any outstanding notice of audit, and are not undergoing any audit, of Tax Returns relating to the Business and have never received any written notice of deficiency or assessment from any taxing authority with respect to Liability for a material amount of Taxes relating to the Business which has not been fully paid or finally settled. Sellers have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have withheld all amounts required by Law to be withheld from the wages or salaries of employees and independent contractors of the Business and are not liable for any Taxes with respect to the employees and independent contractors of the Business for failure to comply with such Laws, rules and regulations, except for such Liabilities with respect to which Buyer could not be liable after the Closing.

6.22 Undisclosed Liabilities. Except as set forth in Section 6.22 of the Disclosure Schedule, none of the Sellers has any Liabilities relating to the Business except for those current liabilities incurred by them since January 1, 2022 in the Ordinary Course of Business for the purchase or sale of goods, wares, merchandise, materials or supplies to be delivered to or by, or for services rendered or to be rendered to or by, Sellers in connection with the Business and which do not vary in amount and nature from those reflected on the most recent financial statements contained in the Seller SEC Reports and do not relate to a breach of contract, breach of warranty, tort, infringement or violation of Law.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

7.1 Organization, Qualification and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary limited liability company power and authority to (a) own and operate its properties, (b) carry on its business as it is now being conducted, and (c) perform its obligations under this Agreement and the other Transaction Documents, and to undertake and carry out the transactions contemplated hereby and thereby.

7.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents in accordance with their terms by Buyer have been duly and validly authorized and approved by all necessary limited liability company action. Buyer has full limited liability company power, right and authority to acquire the Transferred Assets. This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors.

7.3 Brokers. Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer that is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets.

7.4 No Violation of Laws or Agreements. The performance by Buyer of its obligations contemplated hereunder and the consummation by Buyer of the transactions contemplated herein will not violate (a) any Laws or any order, writ, injunction, decree, judgment, award, consent, settlement, stipulation, regulation or rule of any court or Governmental Entity to which Buyer is subject; or (b) contravene, conflict with or result in a violation of any provision of any organizational documents of Buyer; except that would not, individually or in the aggregate, materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

ARTICLE VIII

COVENANTS AND AGREEMENTS

8.1 Conduct of Business. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer, from the date hereof until the Closing Date, Sellers shall use reasonable best efforts to preserve intact the Business and the Transferred Assets and maintain its rights, Contracts and Permits, keep available the services of employees and contractors and preserve their relationships with customers, manufacturers, landlords and others having business dealings with Sellers. Without limiting the generality of the foregoing (but subject to the express limitation set forth in the immediately preceding sentence), Sellers will, other than with Buyer’s consent (which consent shall not be unreasonably withheld or delayed), refrain from doing any of the following:

(a) dispose of, transfer, assign or license, any Transferred Asset, including, but not limited to, the AT&T Contract;

(b) transfer any tangible Transferred Asset to any other location to the extent that, at the Closing, such Transferred Asset is not at a location that is not otherwise part of the Transferred Assets;

(c) except as otherwise provided or required in this Agreement, reject, terminate, amend or modify the terms of any of the Assumed Contracts or assign any of the Assumed Contracts, or reject, terminate, enter into or amend any other material Contract with respect to the businesses of any Seller that would affect the Transferred Assets, the Assumed Liabilities or the Employees;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, in a single transaction or a series of related transactions, any Person;

(e) sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Sellers Intellectual Property;

(f) amend or propose to amend or otherwise change Sellers’ articles of incorporation, bylaws, certificate of formation, operating agreement or similar governing document;

(g) cancel, compromise, settle, release or discharge any Legal Proceeding or any other material claim of Sellers;

(h) enter into any agreement or commitment that would subject Sellers to any non-competition, non-solicitation or any other material restrictions on Sellers’ ability to conduct its business, or that limits or restricts the use of the Sellers Intellectual Property or any other Intellectual Property in which Sellers have any interest or right;

(i) cancel or terminate the insurance coverage under Sellers’ insurance policies;

(j) make any change in the operation of any Seller’s businesses that would affect the Transferred Assets, the Assumed Liabilities or the Employees, including, but not limited to, the providing of any notice required by the WARN Act or any other applicable Law;

(k) (A) increase the rate or terms of compensation payable or to become payable to any of the officers or employees of Sellers, (B) increase the rate or terms of any (including entering or adopting any new) Employee Plan covering any of the officers or employees of Sellers except as required by applicable Laws, or (C) pay or agree to pay any retention payment to any of the officers or employees of Sellers, whether before or after the Closing;

(l) take any action that, if taken after December 31, 2021 and prior to the date hereof, would require disclosure pursuant to Section 6.9 or, without limiting the generality of the foregoing, take any action outside of the Ordinary Course of Business except as expressly required by the Bankruptcy Court pursuant to the Voluntary Bankruptcy Cases; or

(m) authorize any of, or commit, agree in writing or otherwise, to take any of, the foregoing actions.

8.2 Mutual Covenants. The parties hereto mutually covenant (and subject to the other terms of this Agreement):

(a) subject to Section 8.2(c), from the date of this Agreement to the Closing Date, to cooperate with each other in determining whether filings are required to be made or consents (including any Required Consents) required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents including any Required Consents (each party hereto shall furnish to the other and to the other’s counsel all such information as may be reasonably required in order to effectuate the foregoing action), which consents shall not, in any event, include any consent the need for which is obviated by the Sale Order or otherwise by the provisions of the Bankruptcy Code;

(b) from the date of this Agreement to the Closing Date, to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner; and

(c) as soon as reasonably practicable (and, in any event, within five Business Days) following the date hereof, Sellers, on the one hand, and Buyer, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and request early termination of the waiting period under the HSR Act. Buyer, on the one hand, and Sellers, on the other hand, shall promptly respond to any requests for additional information or documentary materials in connection with such filings and shall take all other reasonable actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Sellers shall reimburse Buyer for the cost of any applicable filing fee pursuant to the HSR Act or any other antitrust filing (the “HSR Filing Fee”) within three days following receipt of Buyer’s written request for reimbursement.

Notwithstanding the foregoing, nothing in this Section 8.2 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to be material to, or materially impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

8.3 Notification of Certain Matters. Sellers shall give prompt written notice to Buyer of: (a) a breach of any representation or warranty or covenant of Sellers contained in this Agreement, (b) the occurrence, or failure to occur, of any event that would be reasonably likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate at any time prior to the Closing determined as if such representation or warranty were made at such time, and (c) the occurrence of any event which has resulted or could reasonably be expected to result in a Material Adverse Effect.

8.4 Access to Information. From the date hereof and through the date on which the Closing occurs or this Agreement is terminated, Sellers shall fully cooperate with Buyer and shall give Buyer and its representatives (including Buyer’s accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, Contracts, Leases, equipment, employees, affairs, books, documents, records, data and other information of Sellers to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities and any other aspect of this Agreement, including the evaluation of any potential Transferred Employees, and shall cause their respective officers, employees, agents and representatives to furnish to Buyer all available documents, records and other information (and copies thereof), to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities, and any other aspect of this Agreement, in each case, as Buyer may reasonably request (and Seller shall use reasonable best efforts to obtain any and all consents necessary or advisable, including with respect to personnel files, to permit the sharing of such information under applicable Laws). Buyer and its representatives are hereby expressly authorized to contact any of Sellers’ current and former Employees, customers, vendors, suppliers or other persons having a commercial relationship with Sellers in connection with the transactions contemplated hereby, provided that, with Buyer must provide Sellers with reasonable advance written notice and the opportunity to be present or participate in such communications to the extent such communications are with current customers, vendors or suppliers (and, for the avoidance of doubt, Sellers waive any and all claims and other rights with respect to communications with any such current and former Employees, customers, vendors, suppliers or other persons or with respect to any hiring or other business relationships that develop therefrom).

8.5 Public Announcement. Subject to the provisions of the Bankruptcy Code and Sellers’ right to make such filings and disclosures as are necessary in connection with reporting requirements of the SEC and the Voluntary Bankruptcy Cases including, without limitation, marketing the Transferred Assets in accordance with the Bidding Procedures Order, no party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement (including any written communication or material communications to Employees of any Seller) concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by Law (such as an obligation to disclose under federal securities laws of the United States) (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement). Notwithstanding anything herein to the contrary, prior to making any filings or disclosures in connection with the Voluntary Bankruptcy Cases or in order to comply with applicable Laws or the rules and regulations of the SEC, Sellers shall provide Buyer with a reasonable opportunity to review the text of any such filings or disclosures and incorporate all reasonable comments received from Buyer or its representatives, including any redactions or requests for confidential treatment.

8.6 Taxes.

(a) Sellers shall be responsible for all Taxes arising out of the Business or the ownership of the Transferred Assets or the Assumed Liabilities attributable to taxable periods, or portions thereof, ending on or before the Closing, including Transfer Taxes, and, for the avoidance of doubt, all such Taxes shall be Excluded Liabilities. Without limiting the foregoing, all Transfer Taxes, to the extent attributable to periods prior to the Closing, shall be paid or otherwise discharged by Sellers, including any and all sales or transfer, documentary, recording, use, stamp, registration and similar Taxes incurred or owed as a result of the transactions contemplated by this Agreement.

(b) Sellers and Buyer shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

8.7 Employees.

(a) Subject to and in accordance with the provisions of this Section 8.7, Buyer may offer employment to certain of the Employees other than the Excluded Employees who are employed by Sellers as of the Closing, and offers to Field Employees shall contain base compensation comparable to each Field Employee’s current base compensation as of the date hereof with Sellers. Buyer shall hire all of the Employees of Sellers who accept such offers made by Buyer and that meet Buyer’s requirements with respect to employee screening, background checks and other conditions to employment. Employees who accept any offers of employment made by Buyer and become either full-time or part-time employees of Buyer or one of its Affiliates or consultants of Buyer or one of its Affiliates following the Closing are herein referred to as “Transferred Employees.” Sellers shall use reasonable best efforts to assist Buyer in securing the employment of the Employees or former Employees, and, for the avoidance of doubt, Sellers hereby waive any and all claims against any such Employee or former Employee that it may have against such Employee or former Employee, as applicable, in connection with the solicitation, hiring or otherwise by Buyer of any such Employee or former Employee (including the use by such Employee or former Employee of any Seller of any confidential information of any Seller in such employment, or any other claims pursuant to non-competition, confidentiality or other restrictive covenants).

(b) Except as otherwise prohibited by applicable Law, on the Closing Date (immediately prior to Closing), Sellers will be responsible at Sellers’ own cost and expense, to take whatever steps are necessary to pay all obligations and Liabilities arising from or relating to any salary, wage, benefit, bonus, vacation, sick leave, paid time off, insurance, employment Tax or similar Liability of each Seller to any employee, contractor or other similar Person (including under any of the Employee Plans or under any employment Contract) allocable to services performed on or prior to the Closing (and all employment and other Taxes relating thereto), including the prorated amount of any bonus in respect of revenues related to any pre-Closing period, and pay out in cash all accrued but unused paid time off as of immediately prior to the Closing (“Pre-Closing Compensation and Benefits Liabilities”).

(c) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former Employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Sellers or any Transferred Employees, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8 Further Assurances; Post-Closing Access. Subject to the other provisions hereof, Sellers shall use their reasonable best efforts to perform their obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other party hereto and their representatives in connection with any action required to be taken as a part of their obligations hereunder. From time to time after the Closing and without further consideration, each of Buyer and Sellers, at the request of the other, will execute and deliver such other instruments of conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement or to provide any party hereto with the benefits intended to be conferred and conveyed by this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.8 or any other provision of this Agreement, neither Buyer nor Sellers shall be required to execute any document or take any action that would (a) increase the Liability or obligation of the party of whom such document or action is requested beyond that such party would have pursuant to the other provisions of this Agreement, (b) require or cause the party of whom such action or document is requested to initiate, join in or otherwise become a party to any Legal Proceeding, or (c) cause such party to incur any material cost or expense that is not already imposed upon it by another provision of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, for a period of 90 days following the Closing (the “Transition Period”), Sellers shall, at no cost or expense to Buyer, provide Buyer, its Affiliates and their respective representatives with reasonable access, during normal business hours, to such Employees of Sellers that remain with Sellers following the Closing (the “Seller Retained Employees”) that Buyer deems necessary or appropriate to assist Buyer with any matters arising following the Closing Date related to the Business. During the Transition Period, Sellers shall cause such Seller Retained Employees to (i) reasonably cooperate in the provision of information relating to the Business to Buyer, its Affiliates and their respective representatives as requested by Buyer, and (ii) respond promptly (but in no event later than two Business Days) to any and all inbound inquiries, questions, emails or any other communications or requests from Buyer, its Subsidiaries and its representatives during the Transition Period.

8.9 Confidentiality. The terms of the Confidentiality Agreement, effective as of May 27, 2022, between Buyer and Enjoy Technology, Inc. (as amended, supplemented or restated from time to time, the “Confidentiality Agreement”) shall terminate as of the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect. Additionally, Sellers acknowledge that they have had access to and the use of confidential materials and information and trade secrets concerning the Business or the Transferred Assets, and that the protection of such confidential materials and information and trade secrets is necessary to protect and preserve the value of the Business and the Transferred Assets after the Closing. Sellers shall not use, for themselves or others, or disclose, divulge or convey to others, except as necessary to fulfill his or its obligations under this Agreement or Sellers’ Transaction Documents, any proprietary or confidential information or data related to the Business or the Transferred Assets. Confidential information and data shall include proprietary or confidential matters not published or generally known in the relevant trade or industry such as and including information about prices, costs, purchasing, profits, markets, sales or customer lists, future developments or future marketing, or merchandising but shall not include any information or data (a) that is generally available to the public (other than as a result of the disclosure directly or indirectly by any Seller or its representatives or agents), (b) that is made available to Sellers by a third party on a non-confidential basis provided that such third party is not bound by a confidentiality agreement, or other obligation of secrecy to, with respect to such information, or (c) that is independently developed after Closing by Sellers without reference to any confidential information protected hereunder.

8.10 No Survival of Representations and Warranties. The representations and warranties of Sellers and Buyer contained in this Agreement shall terminate as of the Closing.

8.11 Communications and Activities with Customers and Suppliers. The parties hereto shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of Sellers in relation to this Agreement and the Transactions contemplated hereby.

8.12 Treatment of Contracts. Notwithstanding anything contained herein to the contrary, during the pendency of the Voluntary Bankruptcy Cases, Sellers shall not reject or transfer any Contract that is not described on Section 1.1(a)(iii) of the Disclosure Schedule without first obtaining Buyer’s prior written consent. In the event that any of the parties to this Agreement discovers a Contract related to the business of Sellers, the Business, the Transferred Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not set forth on Section 1.1(a)(iii) of the Disclosure Schedule, (ii) is a Contract which Buyer wishes to assume the rights and obligations of, and (iii) has not been rejected by Sellers (with Buyer’s prior written consent in compliance with the immediately preceding sentence), Buyer and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Buyer or a designee of Buyer to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 1.1.

8.13 Transfer of Acquired Assets. Sellers shall fully cooperate with Buyer after the Closing to make access available to Buyer to all Leased Real Properties which are not Transferred Leased Properties for a period of at least five Business Days following the Closing so that Buyer, at its expense, may cause to be located at facilities of its choosing all consigned inventory and Transferred Assets from such Leased Real Properties that are not Transferred Leased Properties. All Transferred Assets located at Sellers’ headquarters office (3240 Hillview Avenue, Palo Alto, CA 94304) shall be removed from such premises and delivered where directed by Buyer (in accordance with written notice provided to Sellers by Buyer delivered no less than five Business Days prior to Closing) on or before the second Business Day following Closing, at Sellers’ expense. Without limiting the generality of the foregoing, Sellers shall, at their sole cost and expense, maintain, or caused to be maintained (and not reject or terminate), any and all Leases for Leased Real Properties as of the date hereof, including month-to-month leases (excluding, following Closing, Leases that are for Transferred Leased Properties) for no less than five Business Days following the Closing Date and provide Buyer, its Affiliates and their respective representatives with access to all consigned inventory and Transferred Assets, including Tangible Personal Property, located thereon to permit Buyer, its Affiliates and their respective representatives to relocate such Transferred Assets in its discretion. Notwithstanding anything in this Agreement to the contrary, (a) for any real property occupied as of the date hereof by any Seller pursuant to a Lease that (i) has expired prior to the date hereof or (ii) will expire prior to October 1, 2022 (collectively, the “Subject Properties”), in each such case, Sellers shall, at Sellers’ sole cost and expense, satisfy any and all Liabilities associated with the continued occupancy of each such Subject Property, including all rent and other payment obligations associated with any such Subject Property pursuant to the Subject Leases, in all respects and in a manner sufficient to permit the continued occupancy thereof from the date of this Agreement until the Closing Date, and (b) if Buyer, pursuant to Section 1.2(a), identifies a Subject Lease as an Assumed Contract on Section 1.1(a)(iii) of the Disclosure Schedule, Sellers shall ensure that all rent and other payments have been made in a manner that permits Buyer, at no cost or expense, to enjoy possession of such Subject Properties for not less than 30 days following the Closing (the “Subject Property Obligation”).

8.14 Inventory. Within 30 days following the Closing, Buyer shall arrange for a physical inventory of all inventory and other assets held on consignment pursuant to the AT&T Contract located at or in the Transferred Leased Properties and leased vehicles included in the Transferred Assets or moved pursuant to Section 8.13 (the “Physical Inventory”), and Sellers shall cooperate fully Buyer and its representatives in connection with such Physical Inventory.

8.15 Change of Name. Promptly (and, in any event, within fifteen (15) days) following the Closing, each Seller shall, and shall cause their Subsidiaries to, discontinue the use of their current name (and any other trade names or “d/b/a” names currently utilized by each Seller or their Subsidiaries) and shall not subsequently change any of their names to or otherwise use or employ any name which includes the words “Enjoy” and the other names used by Sellers without the prior written consent of Buyer, and each Seller shall cause the name of Sellers in the caption of the Voluntary Bankruptcy Cases to be changed to the new names of each Seller.

ARTICLE IX

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligation of Buyer under this Agreement with respect to the purchase and sale of the Transferred Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

9.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Sellers shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date, except for any representations or warranties limited by the terms “Material Adverse Effect,” “in all material respects,” “material,” or “materiality”, which shall be true and correct in all respects as of the date hereof and as of the Closing. Sellers shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by them on or prior to the Closing.

9.2 Officer’s Certificate. Sellers shall have delivered to Buyer a certificate, duly executed by an executive officer of Sellers (including incumbency certificates), certifying Sellers’ compliance with the conditions set forth in Section 9.1.

9.3 Transfer, Assignment and Assumption Documents. Sellers shall have delivered to Buyer the Bill of Sale(s), Trademark Assignment Agreement(s) and other transfer documents required to be delivered pursuant to Article III, each duly executed by Sellers.

9.4 Data Room. Sellers shall have delivered to Buyer a true, complete and correct copy of the data room maintained by SS&C Intralinks, Inc. in connection with the transactions contemplated by this Agreement (the “Data Room”).

9.5 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court on or before August 12, 2022 (or such later time as is agreed in writing by Buyer in its sole and absolute discretion), and such Sale Order shall be a Final Order.

9.6 Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

9.7 Required Consents. Buyer shall have received all Required Consents, including those set forth on Section 9.7 of the Disclosure Schedule (which may, in Buyer’s sole discretion, be updated to reflect changes in the Assumed Contracts pursuant to Section 1.1(a)(iii)), in form and substance reasonably satisfactory to Buyer, which may be provided by either affirmative consent or operation of law.

9.8 HSR Filings. The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

9.9 AT&T Contract. Without limiting Section 9.7 above, Buyer shall have received from Material Customer an assignment and amendment to the AT&T Contract, in form and substance reasonably satisfactory to Buyer and which shall be duly executed by Material Customer and, if required by Buyer, Enjoy, pursuant to which the Material Customer consents to the assignment of the AT&T Contract to Buyer and eliminates covenants and other provisions that conflict with or would otherwise prohibit any of Buyer’s business activities with competing businesses, including the limitations in Sections 4.5 and 4.14 thereof with respect to Competing Services (as defined in the AT&T Contract).

9.10 Financing. The Final DIP Financing Order shall be a Final Order. Sellers shall be in compliance with, and shall have complied with and performed in all material respects, all of the agreements and covenants required by the DIP Facility to be performed or complied with by them on or prior to the Closing.

9.11 Key Employee Agreements. Each of the Key Employee Agreements shall remain in full force and effect and no party to the Key Employee Agreements (excluding Buyer) shall have terminated any such Key Employee Agreement or provided notice to Buyer or any Seller that any such Person intends to terminate, or otherwise not fulfill the obligations set forth therein during the full term thereof, any such Key Employee Agreements.

9.12 Other Employee Hires. Without limiting Section 9.11, not less than (i) 110 of the HQ Employees, and (ii) 75% of the Field Employees that were extended offers of employment by Buyer pursuant to Section 8.7 hereof, have accepted such employment and have satisfied all Buyer’s requirements with respect to employee screening, background checks, and other conditions to employment, and have not revoked such acceptance or provided notice to Buyer or any Seller than any such Employee intends to terminate such Employee’s employment with Buyer prior to, at or following the Closing.

9.13 Accrued Compensation and Benefits. Enjoy shall have delivered to Buyer documentary evidence satisfactory to Buyer, in its sole discretion, of the satisfaction of all Pre-Closing Compensation and Benefits Liabilities.

9.14 No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect to Sellers, the Transferred Assets or the Business.

9.15 Lease Obligation. Sellers shall (a) have maintained in effect all Leases, including Subject Leases, to permit the continued right of occupancy of Sellers with respect to the Leased Real Properties and, as applicable, the Subject Properties through the Closing Date, and (b) have delivered to Buyer documentary evidence satisfactory to Buyer reasonably evidencing that Sellers have satisfied the Subject Property Obligation.

9.16 Payment of Fees and Expenses. Sellers shall have indefeasibly paid in full in cash all professional fees and expenses owed by Sellers pursuant to the Final DIP Financing Order through and including the Closing Date.

ARTICLE X

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The obligation of Sellers under this Agreement with respect to the purchase and sale of the Transferred Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Sellers:

10.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date, except for any representations or warranties limited by the terms “Material Adverse Effect,” “in all material respects,” “material,” or “materiality”, which shall be true and correct in all respects as of the date hereof and as of the Closing. Buyer shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing.

10.2 Officer’s Certificate. Buyer shall have delivered to Sellers a certificate, duly executed by an executive officer of Buyer (including incumbency certificates), certifying Buyer’s compliance with the conditions set forth in Section 10.1.

10.3 Transfer, Assignment and Assumption Documents. Buyer shall have delivered to Sellers the documents required to be delivered by Buyer, if any, pursuant to Article III, each duly executed by Buyer.

10.4 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court.

10.5 Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

10.6 HSR Filings. The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

ARTICLE XI

TERMINATION

11.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the “Non-Breaching Party”) believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have 10 calendar days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party. If the breach is not cured within such time period, then the Non-Breaching Party’s sole remedy shall be to terminate this Agreement if the breach is such that the condition set forth in Section 9.1 or Section 10.1, as applicable, shall not be satisfied (as provided in Section 11.2); provided, however, that the Non-Breaching Party shall not be entitled to terminate this Agreement if it is in material breach of this Agreement.

11.2 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Sellers and Buyer;

(b) by Buyer, if any of the deadlines set forth in Section 2.2 are not met or satisfied;

(c) unless Buyer has elected to serve as the Next-Highest Bidder, by Buyer or Sellers (by written notice given to the other party hereto) if the Bankruptcy Court enters an order approving the sale of the Transferred Assets to an Alternative Purchaser;

(d) subject to the right to cure set forth in Section 11.1, by Buyer if Sellers are in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 9.1 shall not be satisfied, and Buyer has not waived such condition in writing on or before the Closing Date;

(e) subject to the right to cure set forth in Section 11.1, by Sellers if Buyer is in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 10.1 shall not be satisfied, and Sellers have not waived such condition in writing on or before the Closing Date;

(f) by Sellers or Buyer if the Closing shall not have occurred on or before the Outside Date, unless the failure to have the Closing on or before the Outside Date shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing; or

(g) by Buyer, if Sellers shall be unable or unwilling to satisfy any Cure Costs in accordance with Section 1.1(e).

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight courier or registered or certified U.S. mail, return receipt requested, postage prepaid or electronic mail (with confirmation of receipt), to the following addresses:

If to Sellers:

Enjoy Technology, Inc.

3240 Hillview Avenue

Palo Alto, CA 94304

Attn: [***]

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

500 Boylston St.

Boston, MA 02116

Attn: [***]

Email: [***]

If to Buyer:

Asurion, LLC

140 11th Ave. N

Nashville, TN 37203

Attn: [***]

Email: [***]

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: [***]

Email: [***]

Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by electronic mail shall be effective when received, provided that the burden of proving when notice is transmitted by electronic mail shall be the responsibility of the party providing such notice. Notices delivered by overnight courier shall be effective when received. Notices delivered by registered or certified U.S. mail shall be effective on the date set forth on the receipt of registered or certified delivery or 72 hours after mailing, whichever is earlier.

12.2 Expenses. Except for the HSR Filing Fee, Break-Up Fee and/or Expense Reimbursement or as otherwise provided in the DIP Facility, if applicable, each party shall bear its own expenses and costs, including the fees and expenses of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without application of principles of conflicts of law). In connection with any controversy arising out of or related to this Agreement, Sellers and Buyer hereby irrevocably consent to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Voluntary Bankruptcy Cases have not yet been filed or have been closed, the state or federal courts located in the State of Delaware. Sellers and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.

12.4 Assignment. This Agreement binds and benefits the parties and their respective successors and assignees. No party hereto shall have the right to freely assign any of its rights or delegate performance of any of its obligations under this Agreement, without the prior written consent of the other parties, except that (a) Buyer may assign any of its rights and delegate performance of any of its obligations under this Agreement (i) to any Affiliate of Buyer, or (ii) in connection with a business combination transaction, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder, or (b) Sellers may assign their rights to receive the Customer Net Seller Earned Revenue, if any, determined in accordance with Section 4.3 of this Agreement, to any liquidation trustee appointed pursuant to a Chapter 11 plan that is confirmed in connection with the Voluntary Bankruptcy Cases.

12.5 Successors and Assigns. Subject to Section 12.4, all agreements made and entered into in connection with this Transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

12.6 Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

12.7 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules which are hereby incorporated by reference into and made a part of this Agreement for all purposes) merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and/or PDF signatures shall be deemed original signatures.

12.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person.

12.10 Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

12.11 Interpretation. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to”, and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement.

12.12 Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

12.13 Specific Performance. Buyer and Sellers agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Bankruptcy Court without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

12.14 Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Sellers set forth in any particular section of this Agreement are made and given subject to the disclosures contained in the corresponding section of the Disclosure Schedule. Inclusion of the information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of Sellers. The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the Sections of this Agreement, but each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent it is reasonably apparent on its face that the disclosure of such matter is applicable to such section of the Disclosure Schedule.

12.15 Release.

(a) Effective immediately following the Closing, each Seller for and on behalf of itself and its Affiliates, and its and their respective officers, directors, control persons (as defined in Section 15 of the Securities Act, or Section 20 of the Exchange Act), members, employees, agents, attorneys, financial advisors, consultants, representatives, shareholders, members, partners, successors and assigns (each, a “Seller Releasing Person” and, collectively, the “Seller Releasing Persons”) hereby fully and forever releases and discharges Buyer and its Affiliates and its and their respective directors, officers, control persons (as defined in Section 15 of the Securities Act, or Section 20 of the Exchange Act), members, employees (including, without limitation, non-Insider Transferred Employees), agents, attorneys, financial advisors, consultants, representatives, shareholders, partners, successors and assigns solely in their capacity as such (each, a “Buyer Released Person”), from any liability whatsoever on or otherwise in relation to all Seller Released Claims. For purposes of this Section 12.15, the term “Seller Released Claims” means any claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever and other similar rights, demands, lawsuits and complaints, debts, losses, obligations, liabilities, rights, rights of recovery and damages of every kind or nature whatsoever, whether known or unknown, asserted or un-asserted, and whether for general, special, statutory, punitive or other damages, sanctions, costs, or attorney’s fees, or for equitable, declaratory, injunctive, reimbursement, or other relief, in each case including all derivative claims and whether currently pending or in process and whether arising in the past, present or future and in respect of the Transaction or action or failure to take action at any time at or prior to the Closing that any Seller Releasing Person has or is entitled to make or assert, file or bring against any Buyer Released Person. Notwithstanding anything set forth herein to the contrary, the releases set forth herein do not extend to any obligations of the parties under this Agreement that survive the Closing pursuant to the terms hereof (and any Transaction Documents or instruments delivered pursuant hereto). For the avoidance of doubt, the definition of Buyer Released Person shall not include any Insider of Sellers.

(b) Without limiting in any way the scope of the release contained in subparagraph (a) of this Section 12.15 and effective upon the Closing, each Seller, on behalf of itself and each Seller Releasing Person, to the fullest extent allowed under applicable Law, hereby waives and relinquishes for itself and each Seller Releasing Person, as applicable, all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including, waiving and relinquishing the terms of any law which provides that a release may not apply to material unknown claims. Each Seller, on behalf of itself and each Seller Releasing Person, hereby affirms its intent to waive and relinquish such unknown claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto.

12.16 Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) “Agreement” has the meaning set forth in the preamble.

(c) “Allocation Statement” has the meaning set forth in Section 4.2.

(d) “Alternative APA” has the meaning set forth in Section 2.3(c).

(e) “Alternative Purchaser” has the meaning set forth in Section 2.3(c).

(f) “Assumed Contracts” has the meaning set forth in Section 1.1(a)(iii).

(g) “Assumed Liabilities” has the meaning set forth in Section 1.1(c).

(h) “AT&T Contract” means that certain AT&T Authorized Dealer Agreement, effective October 1, 2019, by and between AT&T Mobility II, LLC (on behalf of itself and certain AT&T affiliates) and Enjoy Technology, Inc., as amended pursuant to that certain letter agreement amendment, dated April 27, 2022, by AT&T Mobility II, LLC to Enjoy Technology, Inc. (c/o Tim Roper) (such amendment, the “Letter Amendment”).

(i) “Avoidance Claims” has the meaning set forth in Section 1.1(a)(xii).

(j) “Bankruptcy Code” has the meaning set forth in the recitals.

(k) “Bankruptcy Court” has the meaning set forth in the recitals.

(l) “Bid Deadline” has the meaning set forth in Section 2.2(f).

(m) “Bidding Procedures” means those Bidding Procedures attached as Exhibit 1 to the Bidding Procedures Order.

(n) “Bidding Procedures Order” means the entry of an order approving the Bidding Procedures in the form of that proposed order (I) (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving Manner of Notice Thereof, and (D) Scheduling a Hearing to Approve Assumption and Assignment of the Assumed Contracts; and (II) Granting Related Relief [D.I. 86-2] filed with the Bankruptcy Court on July 3, 2022, or otherwise in form and substance acceptable to Buyer in its sole and absolute discretion.

(o) “Bill of Sale” has the meaning set forth in Section 3.1.

(p) “Breaching Party” has the meaning set forth in Section 11.1.

(q) “Break-Up Fee” has the meaning set forth in Section 2.5.

(r) “Business” has the meaning set forth in the recitals.

(s) “Business Day” means any day on which banks are not required or authorized to close in the City of New York, New York.

(t) “Buyer” has the meaning set forth in the preamble.

(u) “Buyer Released Person” has the meaning set forth in Section 12.15(a).

(v) “Claim” has the meaning under section 101(5) of the Bankruptcy Code.

(w) “Closing” has the meaning set forth in Section 5.1.

(x) “Closing Cash Consideration” has the meaning set forth in Section 4.1.

(y) “Closing Date” has the meaning set forth in Section 5.1.

(z) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(aa) “Company Contracts” has the meaning set forth in Section 6.10(a).

(bb) “Confidentiality Agreement” has the meaning set forth in Section 8.9.

(cc) “Consideration” has the meaning set forth in Section 4.1.

(dd) “Contract” means any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other instrument whether written or oral.

(ee) “Copyrights” has the meaning set forth in Section 12.16(qqq).

(ff) “Cure Cost and Deferred Revenue Certificate” has the meaning set forth in Section 1.2(a).

(gg) “Cure Costs” has the meaning set forth in Section 1.1(e).

(hh) “Customer Deferred Revenue” means, as of a particular date, the amount of all advanced compensation and other payments received by Sellers or any of their respective Affiliates pursuant to the AT&T Contract for which the final amount due from Material Customer with respect to such periods has not yet been calculated by Material Customer, including, without limitation, all advanced payments received pursuant to the Letter Amendment, with respect to the calendar month during which Closing occurs and regardless of whether such amounts have been retained, sold (including pursuant to any accounts receivable factoring arrangement or similar agreement) or utilized by Sellers as of the applicable measurement date.

(ii) “Customer Chargebacks” means all payment obligations, offsets, reimbursements, clawbacks, claims, charges or similar Liabilities arising, accruing or relating to periods prior to the Closing of any Seller (or, from and after the Closing, Buyer or any other assignee of the AT&T Contract) to or for the benefit of Material Customer, including all obligations with respect to compensation reconciliations and Chargebacks as defined in Section 6.4 of the AT&T Contract (without duplication of any AT&T Inventory Losses set forth in the Customer Holdback Statement).

(jj) “Customer Holdback Amount” means $23,800,000 (or such lesser amount as may be determined by Buyer prior to Closing in its sole discretion based on the timing of Closing relative to receipt by Enjoy of Customer Deferred Revenue and information that may be received by Buyer from Material Customer prior to Closing that allows Buyer to determine with certainty portions of the Customer Post-Closing Revenue, the Customer Post-Closing Chargebacks, the Customer Post-Closing Residual and the Customer Inventory Losses that are unknown as of the date hereof).

(kk) “Customer Holdback Measurement Period” means the period beginning as of the Closing and ending on the last calendar day of the month that includes the date that is six months immediately following the Closing Date.

(ll) “Customer Holdback Statement” has the meaning set forth in Section 4.3.

(mm) “Customer Inventory Losses” means the (a) amount by which the inventory and other assets actually held on consignment pursuant to the AT&T Contract as of the Closing Date as determined by the Physical Inventory is less than the amount of inventory and assets consigned to Sellers pursuant to the AT&T Contract (other than inventory and assets held on consignment sold in accordance with valid orders pursuant to the terms of the AT&T Contract), plus (b) the amount of all other Liability of Sellers (or, following the Closing, Buyer or its Affiliates) for any other damage, loss, destruction or theft at or prior to the Closing of inventory or assets held on consignment pursuant to the AT&T Contract (including pursuant to Section 4.16.5 thereof), as determined by Buyer in good faith.

(nn) “Customer Net Seller Earned Revenue” has the meaning set forth in Section 4.3.

(oo) “Customer Post-Closing Chargebacks” has the meaning set forth in Section 4.3.

(pp) “Customer Post-Closing Residual” has the meaning set forth in Section 4.3.

(qq) “Customer Post-Closing Revenue” has the meaning set forth in Section 4.3.

(rr) “Data Room” has the meaning set forth in Section 9.4.

(ss) “DIP Facility” has the meaning set forth in the Interim DIP Financing Order or Final DIP Financing Order, as applicable.

(tt) “Disclosure Schedule” has the meaning set forth in Article VI.

(uu) “Domain Names” has the meaning set forth in Section 12.16(qqq).

(vv) “Employee” means, as of the applicable time of determination, any Person employed by any Seller.

(ww) “Employee Plan” means (i) any employee benefit plan (within the meaning of Section 3(3) of ERISA), (ii) any retirement, welfare benefit, bonus, incentive, supplemental retirement, deferred compensation, retiree welfare, life insurance, severance, Code Section 125 flexible benefit or vacation or other paid time-off plan, program or agreement and (iii) any individual employment, retention, termination, severance or other similar agreement, in each case, pursuant to which Sellers or their Affiliates currently has any obligation with respect to any Employee, other than governmental plans or arrangements.

(xx) “Enjoy” has the meaning set forth in the preamble.

(yy) “Enjoy LLC” has the meaning set forth in the preamble.

(zz) “Enjoy Operating” has the meaning set forth in the preamble.

(aaa) “Environmental Laws” has the meaning set forth in Section 6.14(a).

(bbb) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ccc) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ddd) “Excluded Assets” has the meaning set forth in Section 1.1(b).

(eee) “Excluded Contracts” has the meaning set forth in Section 1.1(b)(iv).

(fff) “Excluded Employees” shall mean those Employees set forth on Section 12.16(eee) of the Disclosure Schedule.

(ggg) “Excluded Liabilities” has the meaning set forth in Section 1.1(d).

(hhh) “Expense Reimbursement” has the meaning set forth in Section 2.5.

(iii) “Field Employee” means an Employee that is not an HQ Employee.

(jjj) “Final DIP Financing Order” means a final order of the Bankruptcy Court approving the DIP Facility (as defined in the Interim DIP Financing Order), in form and substance acceptable to the DIP Lender (as defined in the Interim DIP Financing Order) in its sole and absolute discretion.

(kkk) “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, that is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, request for reargument or further review or rehearing, or file a motion for stay, modification, or amendment has expired and no appeal, petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification, or amendment has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification or amendment that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification, or amendment has been or can be taken or granted.

(lll) “GAAP” has the meaning set forth in Section 6.8(a).

(mmm) “Governmental Entity” means any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof.

(nnn) “Hazardous Substance” means (i) any petroleum or petroleum product, flammable explosive, radioactive material, medical waste, radon, asbestos or asbestos-containing material or polychlorinated biphenyls (PCBs); and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Entity to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning, including any element, compound, substance, waste or other material that is regulated under the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection Laws, each as amended.

(ooo) “HQ Employees” means Employees who, during the six month period immediately preceding the Closing, worked primarily out of Sellers’ headquarters office (3240 Hillview Avenue, Palo Alto, CA 94304).

(ppp) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(qqq) “HSR Filing Fee” has the meaning set forth in Section 8.2(c).

(rrr) “Insider” has the meaning ascribed to it in the Bankruptcy Code.

(sss) “Intellectual Property” means all domestic and foreign, federal, state and/or provincial (i) patents and patent applications, and all patents issuing thereon, including without limitation utility, model, industrial design and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications, and goodwill associated therewith (collectively, “Trademarks”); (iii) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) software, including without limitation computer programs, operating systems, applications, software, firmware, tools, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, and any and all specifications and documentation (including training and user manuals) related thereto and all copyrights therein (“Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and any and all other similar rights and items (“Domain Names”); (vi) confidential and proprietary information, including without limitation, trade secrets, know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production, processes, techniques, designs, specifications, and blueprints (collectively, “Trade Secrets”); (vii) all other intellectual property and proprietary rights in any form or medium known or later devised; and (viii) all copies and tangible embodiments, goodwill, rights of priority and protection of interests therein, and rights to recover for past, present and future infringement associated with any of the foregoing.

(ttt) “Interim DIP Financing Order” means the Interim Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Lender, and (E) Modifying the Automatic Stay, and (F) Granting Related Relief [D.I. 83], entered by the Bankruptcy Court on July 1, 2022.

(uuu) “IP Licenses” means all Contracts pursuant to which Sellers have (i) acquired rights in (including usage rights) or to any Intellectual Property of a third-party; or (ii) licensed, granted or transferred the right to use any Sellers-Owned Intellectual Property to any Person.

(vvv) “IRS” means the United States Internal Revenue Service.

(www) “Johnson Note” means that certain Amended and Restated Promissory Note dated as of the date hereof, payable by Enjoy to the order of Ron Johnson, as may be amended, restated or otherwise modified from time to time only as expressly permitted pursuant to this Agreement.

(xxx) “Key Employee Agreements” means those certain offer letters, retention, employment and/or consulting agreements entered into prior to the date hereof by and between Buyer, on the one hand, and each Key Employee, on the other hand.

(yyy) “Key Employees” means the Persons listed on Section 12.16(yyy) of the Disclosure Schedule.

(zzz) “Knowledge of Sellers” means the actual knowledge of Ron Johnson, Anil Gandham, Kunal Malik and Tiffany Meriweather, each after due inquiry.

(aaaa) “Law” means any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity.

(bbbb) “Lease” means all leases of real property or personal property.

(cccc) “Leased Real Properties” has the meaning set forth in Section 6.5(b).

(dddd) “Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(eeee) “Liability” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

(ffff) “Licensed Intellectual Property” has the meaning set forth in Section 6.12(f)(ix).

(gggg) “Lien” means any mortgage, lien, claim, pledge, charge, security interest or encumbrance of any kind.

(hhhh) “Material Adverse Effect” means any event or change or circumstance, in respect of the operation of the Business and Transferred Assets that, individually or when aggregated with any one or more of the other such changes, events or circumstances, has had or could reasonably be expected to have a material adverse effect on (i) the Transferred Assets or the Business, or (ii) the ability of Buyer to own or use the Transferred Assets or operate the Business after the Closing; provided, however, that none of the following events, changes or circumstances (individually or when aggregated with any one or more of the other such changes, events or circumstances) shall be deemed to be or constitute a Material Adverse Effect, and none of the following changes, events or circumstances (individually or when aggregated with any one or more of the other such changes, events or circumstances) shall be taken into account when determining whether a Material Adverse Effect has occurred: (A) war, acts of nature, general strike, acts of terror, (B) general economic, market or political changes or conditions, (C) events, changes or circumstances which generally affect the industries in which Sellers conduct business (unless such changes or conditions have a disproportionate impact on Sellers relative to other Persons operating in such industries), (D) changes in Laws, unless such Laws or conditions apply solely or principally to the Business or Sellers, or (E) actions or omissions taken or not taken by or on behalf of Sellers pursuant in compliance with a specific request from or consented to in writing by Buyer following the execution of this Agreement, or in compliance with an order from the Bankruptcy Court.

(iiii) “Material Customer” means AT&T Mobility II, LLC (and its affiliates).

(jjjj) “Material Suppliers” means the top 10 vendors and suppliers of goods and services to Sellers (other than legal and accounting services) based on accrued expenses with respect to such Persons over the 12-month period ended on December 31, 2021 and accrued expenses with respect to such Persons over the 6-month period ended on June 30, 2022.

(kkkk) “Non-Breaching Party” has the meaning set forth in Section 11.1.

(llll) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Sellers’ business, as conducted by Sellers consistent with past custom and practice (including with respect to quantity and frequency) prior to the date of the commencement of the Voluntary Bankruptcy Cases; provided, that in no event shall “Ordinary Course of Business” include any breach of Law or Contract, or violation of any Permit.

(mmmm) “Outside Date” means August 29, 2022.

(nnnn) “Patent” has the meaning set forth in Section 12.16(sss).

(oooo) “Permit” means any license, permit, franchise, approval, authorization, registration, certification, accreditation and consent of any Governmental Entity.

(pppp) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(qqqq) “Personal Data” means any information processed, collected, created or otherwise used or disclosed by Sellers in connection with the Business (or any third party on behalf of Sellers) that relating to an identifiable natural person, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords, or (iii) health information; and (b) any information pertaining to an individual that is regulated or protected by one or more laws, ordinances, rules, regulations, orders, or directives.

(rrrr) “Physical Inventory” has the meaning set forth in Section 8.14.

(ssss) “Pre-Closing Compensation and Benefits Liabilities” has the meaning set forth in Section 8.7(b).

(tttt) “Privacy and Security Requirements” has the meaning set forth in Section 6.12(g).

(uuuu) “Privacy Policies” has the meaning set forth in Section 6.12(g).

(vvvv) “Purchase Price” has the meaning set forth in Section 4.1.

(wwww) “Qualified Bid” has the meaning set forth in the Bidding Procedures.

(xxxx) “Registered Intellectual Property” has the meaning set forth in Section 6.12(a).

(yyyy) “Release” and “Removal” as used herein shall have the same meaning and definition as set forth in paragraphs (22) and (23), respectively, of Title 42 U.S.C. Section 9601 and any applicable Environmental Law.

(zzzz) “Required Consents” has the meaning set forth in Section 1.2(c).

(aaaaa) “Sale Hearing” has the meaning set forth in the Bidding Procedures.

(bbbbb) “Sale Motion” means the motion to be filed with the Bankruptcy Court by Sellers in accordance with Section 2.2 seeking (i) approval of the terms and conditions of the Transaction Documents, and (ii) authorization for (A) the sale of the Transferred Assets and pursuant to Section 363 of the Bankruptcy Code and (B) the assumption and assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens.

(ccccc) “Sale Order” means an order of the Bankruptcy Court in a form acceptable to Buyer in its sole and absolute discretion), which shall, among other things, comply with Section 2.3(a).

(ddddd) “SEC” means the U.S. Securities and Exchange Commission.

(eeeee) “Securities Act” means the Securities Act of 1933, as amended.

(fffff) “Seller Released Claims” has the meaning set forth in Section 12.15(a).

(ggggg) “Seller Releasing Person” and “Seller Releasing Persons” has the meaning set forth in Section 12.15(a).

(hhhhh) “Seller Retained Employees” has the meaning set forth in Section 8.8.

(iiiii) “Seller SEC Reports” means all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Sellers under the Securities Act or the Exchange Act with the SEC since December 31, 2021, including all exhibits to the foregoing.

(jjjjj) “Sellers” has the meaning set forth in the preamble.

(kkkkk) “Sellers Intellectual Property” means all Intellectual Property used or held for use by Sellers in connection with the Business as currently conducted, including all Sellers-Owned Intellectual Property and Licensed Intellectual Property.

(lllll) “Sellers-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by or proprietary to Sellers, including without limitation all (i) Registered Intellectual Property; and (ii) Sellers-Owned Software.

(mmmmm) “Sellers-Owned Software” means all proprietary Software owned or developed by or on behalf of Sellers.

(nnnnn) “Software” has the meaning set forth in Section 12.16(sss).

(ooooo) “Subject Leases” means the oral or written Leases and other rights to occupancy, including month-to-month tenancies, pursuant to which the applicable Sellers occupy the Subject Properties.

(ppppp) “Subject Properties” has the meaning set forth in Section 8.13.

(qqqqq) “Subject Property Obligation” has the meaning set forth in Section 8.13.

(rrrrr) “Subsidiary” of any Person means any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

(sssss) “Tangible Personal Property” has the meaning set forth in Section 1.1(a)(ii).

(ttttt) “Tax” means (i) all federal, state, local, foreign or other taxes of any kind and any similar fees, assessments or charges (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, severance, excise, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, unclaimed property, escheatment or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and (ii) any Liability for the payment of amounts described in clause (i) as a result of being a successor, a transferee or a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing, indemnity or similar agreement or other Contract or arrangement.

(uuuuu) “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement or other document relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment thereto or amendment thereof.

(vvvvv) “Third-Party Sale” has the meaning set forth in Section 2.5.

(wwwww) “Trade Secrets” has the meaning set forth in Section 12.16(sss).

(xxxxx) “Trademark Assignment Agreement” has the meaning set forth in Section 3.1.

(yyyyy) “Trademarks” has the meaning set forth in Section 12.16(sss).

(zzzzz) “Transaction” has the meaning set forth in the recitals.

(aaaaaa) “Transaction Documents” means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by Sellers in accordance with the provisions of this Agreement.

(bbbbbb) “Transfer Taxes” has the meaning set forth in Section 1.1(d)(i).

(cccccc) “Transferred Assets” has the meaning set forth in Section 1.1(a).

(dddddd) “Transferred Bank Accounts” has the meaning set forth in Section 1.1(a)(xi).

(eeeeee) “Transferred Employees” has the meaning set forth in Section 8.7(a).

(ffffff) “Transition Period” has the meaning set forth in Section 8.8.

(gggggg) “Transferred Leased Properties” means all Leased Real Properties subject to Leases included in the Assumed Contracts.

(hhhhhh) “Underground Storage Tank” means any one or combination of tanks, including appurtenant pipes, lines, fixtures and other related equipment, used to contain an accumulation of Hazardous Substances, the volume of which, including the volume of the appurtenant pipes, lines, fixtures and other related equipment, is 10% or more below the ground.

(iiiiii) “Voluntary Bankruptcy Cases” has the meaning set forth in the recitals.

(jjjjjj) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign Law relating to plant closings, relocations, mass layoffs, and employment losses.

(kkkkkk) “Websites” has the meaning set forth in Section 1.1(a)(v).

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Asset Purchase Agreement as of the day and year first written above.

ASURION, LLC

By:	/s Roger Anthony Detter
Name:	Roger Anthony Detter
Title:	Chief Executive Officer

[Signature page to Asset Purchase Agreement]

ENJOY TECHNOLOGY, INC.

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

ENJOY TECHNOLOGY OPERATING CORP.

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

ENJOY TECHNOLOGY LLC

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

[Signature page to Asset Purchase Agreement]

EXHIBIT A

FORM OF BILL OF SALE

[See Attached]

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT1

This Bill of Sale, Assignment and Assumption Agreement (this “Bill of Sale”) is executed and entered into as of [•], 2022, by and between [•] (“Assignee”), Enjoy Technology, Inc., a Delaware corporation, and the subsidiaries of Enjoy Technology, Inc. identified on the signature pages hereto (collectively, “Assignors”) pursuant to that certain Asset Purchase Agreement, dated as of July [•], 2022, by and between [Assignee] and Assignors (the “Purchase Agreement”).

1. Defined Terms. Except as otherwise provided herein, capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

2. [Transfer of Assets. For the consideration set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors do hereby sell, transfer, convey, assign and deliver to Assignee, its successors and assigns, forever, and Assignee does hereby purchase, acquire and take assignment and delivery from Assignors, effective as of the date hereof, all of Assignors’ rights, title and interest in, to and under the Transferred Assets, other than the Assumed Contracts.]

3. Assignment of Rights; Assumption. Subject to the terms and conditions set forth in the Purchase Agreement, as of the date hereof, (a) Assignors hereby irrevocably sell, transfer, convey, assign and deliver to Assignee all of Assignors’ rights, title and interest in, to and under the Assumed Contracts [(other than the Assumed Contracts specified on Exhibit A attached hereto)], free and clear of all Liens, and (b) Assignee hereby (i) purchases, acquires and takes assignment and delivery from Assignors of all of Assignors’ rights, title and interest in, to and under the Assumed Contracts set forth in clause (a) above, (ii) assumes and shall thereafter pay, discharge and perform in accordance with their terms all Liabilities of Assignors to the extent first arising and accruing (and relating to periods) after the Closing under the Assumed Contracts which relate to periods of time on or after the Closing Date (other than Excluded Liabilities). Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Assignee does not hereby assume, and shall not be bound by or be obligated or responsible for, any Excluded Liabilities.

4. Appointment. Assignors hereby appoint Assignee and its successors and assigns as Assignors’ true and lawful attorneys as of the date of this Agreement, with full power of substitution by, on behalf of, and for the benefit of Assignee and its successors and assigns, to enforce any claim or right hereby sold, transferred, conveyed, assigned and delivered pursuant to the terms of this Agreement. The foregoing powers are coupled with an interest and shall be irrevocable by Assignors for any reason whatsoever.

5. Further Assurances; Successors and Assigns. Assignors do hereby covenant and agree that they will execute and deliver such other instruments of conveyance and transfer or other instruments and documents, and take or arrange for such other actions, as may be reasonably required to effectively transfer to, and vest in, Assignee, its successors and permitted assigns all of Assignors’ rights, title and interest in, to and under the Transferred Assets described herein. This instrument shall be binding on Assignors and their respective successors and permitted assigns, and the covenants and agreements of the Assignors set forth herein shall inure to the benefit of Assignee and its successors and permitted assigns.

[1]	Note to Draft: To be updated, as requested by Buyer, to reflect allocation of Transferred Assets among Buyer and itsdesignee(s), as applicable, including with respect to Assumed Contracts.

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6. Conflict with Purchase Agreement. The terms of this Bill of Sale are subject to the terms, provisions, conditions and limitations set forth in the Purchase Agreement, and this Bill of Sale is not intended to alter the obligations of the parties to the Purchase Agreement. In the event the terms of this Bill of Sale conflict with the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

7. Severability. If any provision of this Bill of Sale or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bill of Sale and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law, but only as long as the continued validity, legality and enforceability of such provision or application does not (a) materially alter the terms of this Bill of Sale, (b) diminish the benefits of this Bill of Sale or (c) increase the burdens of this Bill of Sale, for any Person.

8. Amendments. No alteration, modification or change of this Bill of Sale shall be valid except by an agreement in writing executed by the parties hereto.

9. Governing Law. This Bill of Sale and the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware (without application of principles of conflicts or law).

10. Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one instrument. Facsimile and/or PDF signatures shall be deemed original signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, Assignors and Assignee have executed this Bill of Sale as of the date first written above.

ASSIGNEE:

[•]

By:
Name:
Title:

[Signature page to Bill of Sale]

ASSIGNORS:

ENJOY TECHNOLOGY, INC.

By:
Name:
Title:

ENJOY TECHNOLOGY OPERATING CORP.

By:
Name:
Title:

ENJOY TECHNOLOGY LLC

By:
Name:
Title:

[Signature page to Bill of Sale]

EXHIBIT A

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

[See Attached]

TRADEMARK ASSIGNMENT AGREEMENT2

This TRADEMARK ASSIGNMENT AGREEMENT (“Trademark Assignment”), dated as of [__], 2022, is made by Enjoy Technology, Inc., a Delaware corporation, (“Assignor”) in favor of the [Asurion Entity] (“Assignee”), the purchaser of certain assets of Assignor pursuant to an Asset Purchase Agreement, dated [__], 2022 (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, Assignor is the owner of all right, title and interest in and to the trademarks set forth on the attached Schedule 1 and the listed registration therefor (the “Trademarks”);

WHEREAS, Assignor and Assignee have entered into the Purchase Agreement, pursuant to which Assignor has agreed to assign to Assignee the Trademarks, along with the goodwill pertaining thereto and associated therewith, as the successor in interest to that portion of Assignor’s business associated with the Trademarks; and

WHEREAS, Assignee desires to acquire all right, title and interest in and to Assignor’s Trademarks, along with the goodwill pertaining thereto and associated therewith, as the successor in interest to that portion of Assignor’s business.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignment. Assignor hereby irrevocably conveys, transfers and assigns to Assignee, and Assignee hereby accepts, all right, title and interest in and to the Trademarks, together with the goodwill pertaining thereto and associated therewith, and symbolized by, the Trademarks, including:

(a) the trademarks and trademark registrations set forth on Schedule 1, including all issuances, extensions and renewals thereof;

(b) all rights of any kind whatsoever of Assignor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world; and

(c) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation and Further Actions. Assignor hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office to record and register this Trademark Assignment upon request by Assignee. Following the date hereof, upon Assignee’s reasonable request, Assignor shall take such steps and actions, and provide such cooperation and assistance to Assignee and its successors, assigns and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence or perfect the assignment of the Trademark to Assignee, or any assignee or successor thereto.

[2]	Note to Draft: To be updated, as requested by Buyer, to reflect allocation of Intellectual Property among Buyer and its designee(s), as applicable.

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3. Terms of the Purchase Agreement. The parties hereto acknowledge and agree that this Trademark Assignment is entered into pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Assignor and Assignee with respect to the Trademarks. The representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall control.

4. Counterparts. This Trademark Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Trademark Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Trademark Assignment.

5. Successors and Assigns. This Trademark Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. Governing Law. This Trademark Assignment and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Trademark Assignment and the transactions contemplated hereby shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

[SIGNATURE PAGE FOLLOWS]

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Assignor has duly executed and delivered this Trademark Assignment as of the date first written above.

ENJOY TECHNOLOGY, INC.,

By:

Name:

Title:

AGREED TO AND ACCEPTED:

[ASURION ENTITY]

By:

Name:

Title:

[Signature page to Trademark Assignment Agreement]

STATE OF                          )

COUNTY OF                             )

Before me, ____________________________ of the state and county aforesaid, personally appeared ____________________________, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence and who, upon oath, acknowledged himself to be president (or other officer authorized to execute the instrument) of Enjoy Technology, Inc., the within named bargainor, a corporation, and that he as such ______________, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as ______________.

Witness my hand and seal, at office in ______________, this _____ day of [__], 2022.

Notary Public

My Commission Expires:

[Signature page to Trademark Assignment Agreement]

SCHEDULE 1

TRADEMARK REGISTRATIONS AND APPLICATIONS

[***]